                                                                     Exhibit 2.1


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG

                                 COHERENT, INC.

                     MEDICAL TECHNOLOGIES ACQUISITION, INC.

                       PALOMAR MEDICAL TECHNOLOGIES, INC.

                         STAR MEDICAL TECHNOLOGIES, INC.

                                 ROBERT E. GROVE

                                 JAMES Z. HOLTZ

                             AND DAVID C. MUNDINGER

                          DATED AS OF DECEMBER 7, 1998

                         INDEX OF EXHIBITS AND SCHEDULES


EXHIBIT           DESCRIPTION
-------           -----------
Exhibit A         Escrow Agreement
Exhibit B         Merger Certificate
Exhibit C         Fairness Opinion
Exhibit D         Form of Legal Opinion
Exhibit E         Patent License Agreement
Exhibit F         Form of Legal Opinion of Counsel to Palomar and Star

SCHEDULES

Schedule 1.6
Schedule 5.19(a)(ii)
Schedule 7.2

DISCLOSURE SCHEDULE

2.1               2.3(a)
2.3(b)            2.5
2.6               2.8
2.10              2.11
2.13              2.12(b)(iii)
2.14(a)           2.14(b)
2.14(c)           2.14(f)
2.14(g)           2.15(a)
2.15(b)           2.15(c)
2.15(f)           2.15(g)
2.15(h)           2.15(l)
2.15(o)           2.15(p)
2.15(q)           2.16(a)
2.17              2.18
2.19              2.20
2.22(l)           2.23
2.24(b)           2.24(d)
2.24(g)           2.24(i)
2.24(j)           2.24(k)
2.25              7.1


                                TABLE OF CONTENTS


                                                                                                                   Page
                                                                                                                   ----
ARTICLE I            THE MERGER.......................................................................................2

         1.1         The Merger.......................................................................................2
         1.2         Effective Time...................................................................................2
         1.3         Effect of the Merger.............................................................................2
         1.4         Articles of Incorporation; Bylaws................................................................2
         1.5         Directors and Officers...........................................................................3
         1.6         Effect of Merger on the Star Capital Stock.......................................................3
         1.7         Dissenting Shares................................................................................4
         1.8         Surrender of Certificates........................................................................5
         1.9         No Further Ownership Rights in Star Capital Stock................................................5
         1.10        Dissenting Shares After Payment of Fair Value....................................................6
         1.11        Tax and Accounting Consequences..................................................................6
         1.12        Taking of Necessary Action; Further Action.......................................................6

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF STAR AND PALOMAR...............................................6

         2.1         Organization of Star.............................................................................6
         2.2         Subsidiaries.....................................................................................7
         2.3         Star Capital Structure...........................................................................7
         2.4         Authority........................................................................................7
         2.5         No Conflict......................................................................................8
         2.6         Consents.........................................................................................8
         2.7         SEC Filings; Financial Statements................................................................8
         2.8         Star Financial Statements........................................................................9
         2.9         Customer Information.............................................................................9
         2.10        No Undisclosed Liabilities.......................................................................9
         2.11        No Changes.......................................................................................9
         2.12        Tax Matters.....................................................................................12
         2.13        Restrictions on Business Activities.............................................................14
         2.14        Title of Properties; Absence of Liens and Encumbrances;
                     Condition of Equipment .........................................................................14
         2.15        Intellectual Property...........................................................................15
         2.16        Agreements, Contracts and Commitments...........................................................19
         2.17        Interested Party Transactions...................................................................21
         2.18        Governmental Authorization......................................................................21
         2.19        Litigation......................................................................................21
         2.20        Accounts Receivable.............................................................................21
         2.21        Minute Books....................................................................................22
         2.22        Environmental Matters...........................................................................22
         2.23        Brokers' and Finders' Fees; Third Party Expenses................................................25
         2.24        Employee Benefit Plans and Compensation.........................................................25


                                TABLE OF CONTENTS

                                   (CONTINUED)



                                                                                                                   Page
                                                                                                                   ----
         2.25        Insurance.......................................................................................29
         2.26        Compliance with Laws............................................................................30
         2.27        Fairness Opinion................................................................................30
         2.28        Representations Complete........................................................................30
         2.29        Fleet Bank Lien.................................................................................30

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF COHERENT AND
                     MERGER SUB......................................................................................30

         3.1         Organization, Standing and Power................................................................31
         3.2         Authority.......................................................................................31
         3.3         Consents........................................................................................31
         3.4         Consideration...................................................................................31
         3.5         No Conflicts....................................................................................31
         3.6         Sales Tax.......................................................................................32

ARTICLE IV           CONDUCT PRIOR TO THE EFFECTIVE TIME.............................................................32

         4.1         Conduct of Business of Star.....................................................................32
         4.2         No Solicitation.................................................................................32

ARTICLE V            ADDITIONAL AGREEMENTS...........................................................................34

         5.1         Star Shareholder Approval.......................................................................34
         5.2         Palomar Stockholder Approval....................................................................35
         5.3         Access to Information...........................................................................35
         5.4         Expenses........................................................................................35
         5.5         Public Disclosure...............................................................................36
         5.6         Consents........................................................................................36
         5.7         FIRPTA Compliance...............................................................................37
         5.8         Reasonable Efforts..............................................................................37
         5.9         Notification of Certain Matters.................................................................37
         5.10        Additional Documents and Further Assurances.....................................................37
         5.11        Deleted.........................................................................................37
         5.12        Employee Compensation...........................................................................37
         5.13        HSR Filing......................................................................................38
         5.14        Palomar Non-Competition.........................................................................38



                                TABLE OF CONTENTS

                                   (CONTINUED)



                                                                                                                   Page
                                                                                                                   ----
         5.15        Coherent Non-Competition........................................................................38
         5.16        Coherent Sales of LightSheer Diode Lasers.......................................................39
         5.17        Palomar and Star Non-Solicit....................................................................39
         5.18        Coherent Non-Solicit............................................................................39
         5.19        Tax Matters.....................................................................................39
         5.20        Public Offering.................................................................................42
         5.21        Indemnification.................................................................................42
         5.22        WARN Act........................................................................................42
         5.23        Swiss Franc Debenture Litigation................................................................42
         5.24        No Amendment of Opto Power Agreement............................................................42
         5.25        Preparation of Star Financial Statements........................................................43
         5.26        Delivery of Closing Balance Sheet...............................................................43
         5.27        Fleet Bank Release..............................................................................43

ARTICLE VI           CONDITIONS TO THE MERGER........................................................................43

         6.1         Conditions to Obligations of Star and Palomar...................................................43
         6.2         Conditions to the Obligations of Coherent and Merger Sub........................................45
         6.3         Failure to Use Best Efforts.....................................................................47

ARTICLE VII          SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW..............................................47

         7.1         Survival of Representations and Warranties......................................................47
         7.2         Escrow Fund.....................................................................................47
         7.3         Indemnification.................................................................................47
         7.4         Procedures with respect to Third-Party Claims...................................................48

ARTICLE VIII         TERMINATION, AMENDMENT AND WAIVER...............................................................49

         8.1         Termination.....................................................................................49
         8.2         Effect of Termination...........................................................................50
         8.3         Amendment.......................................................................................51
         8.4         Extension; Waiver...............................................................................51

ARTICLE IX           DISPUTE RESOLUTION..............................................................................51

         9.1         Negotiations Between Senior Party Representatives...............................................51


                                TABLE OF CONTENTS

                                   (CONTINUED)



                                                                                                                   Page
                                                                                                                   ----
         9.2         Mediation.......................................................................................51
         9.3         Litigation; Arbitration.........................................................................53

ARTICLE X            GENERAL PROVISIONS .............................................................................53

         10.1        Notices.........................................................................................53
         10.2        Interpretation..................................................................................54
         10.3        Counterparts....................................................................................54
         10.4        Entire Agreement; Assignment....................................................................54
         10.5        Severability....................................................................................55
         10.6        Other Remedies..................................................................................55
         10.7        Governing Law; Jurisdiction.....................................................................55
         10.8        Rules of Construction...........................................................................55


                      AGREEMENT AND PLAN OF REORGANIZATION


         This AGREEMENT AND PLAN OF REORGANIZATION (the "AGREEMENT") is made and entered into as of December 7, 1998 (the "AGREEMENT DATE") among Coherent, Inc., a Delaware corporation ("COHERENT"), Medical Technologies Acquisition, Inc., a California corporation and a wholly owned subsidiary of Coherent ("MERGER SUB"), Palomar Medical Technologies, Inc., a Delaware corporation ("PALOMAR"), Star Medical Technologies, Inc., a California corporation and a consolidated subsidiary of Palomar ("STAR"), Robert E. Grove, an individual residing at 28 Grey Eagle Court, Pleasanton, California 94566, ("GROVE"), James Z. Holtz, an individual residing at 2405 Sheffield Drive, Livermore, California 94550, ("HOLTZ"), and David C. Mundinger, an individual residing at 1544 Frederick Michael Way, Livermore, California 94550, ("MUNDINGER").

                                    RECITALS

         A. The Boards of Directors of each of Palomar, Star, Coherent and Merger Sub believe it is in the best interests of each corporation and the stockholders of each corporation that Coherent acquire Star through the statutory merger of Merger Sub with and into Star (the "MERGER") and, in furtherance thereof, have approved the Merger.

         B. Pursuant to the Merger, among other things, all of the issued and outstanding shares of capital stock of Star (the "STAR CAPITAL STOCK") together with all outstanding options to purchase Star Capital Stock shall be converted into the right to receive the merger consideration (as set forth in Section 1.6 hereof).

         C. A portion of the merger consideration otherwise payable by Coherent in connection with the Merger shall be placed in escrow by Coherent, the release of which amount shall be contingent upon certain events and conditions, as set forth in this Agreement and the Escrow Agreement attached hereto as EXHIBIT A (the "ESCROW AGREEMENT").

         D. Star, Palomar, Coherent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

         The parties hereby agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 THE MERGER. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of California (the "CALIFORNIA LAW"), Merger Sub shall be merged with and into Star, the separate corporate existence of Merger Sub shall cease and Star shall continue as the surviving corporation and as a wholly-owned subsidiary of Coherent. The surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2 EFFECTIVE TIME. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the "CLOSING") will take place as promptly as practicable, but no later than five (5) business days following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California 94304-1050, or by exchange of original documentation by each of the attorneys of the respective parties hereto via Federal Express or similar overnight courier service, unless another place, manner or time is agreed to in writing by Coherent and Palomar. The date upon which the Closing actually occurs is herein referred to as the "CLOSING DATE." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as EXHIBIT B (or like instrument) (the "MERGER CERTIFICATE") with the Secretary of State of California, in accordance with the relevant provisions of applicable law (the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "EFFECTIVE TIME").

         1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Star and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Star and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4      ARTICLES OF INCORPORATION; BYLAWS.

                  (a) Unless otherwise determined by Coherent prior to the Effective Time, at the Effective Time, the Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Articles of Incorporation; PROVIDED, HOWEVER, that Article I of the Articles of Incorporation of the Surviving Corporation shall be amended to read as follows: "The name of the corporation is Star Medical Technologies, Inc."

                  (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 DIRECTORS AND OFFICERS. The sole director of the Surviving Corporation immediately after the Effective Time shall be Bernard Couillaud, who shall hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of the Surviving Corporation immediately after the Effective Time shall be Bernard Couillaud as President and Chief Financial Officer, and Scott H. Miller as Vice President and Secretary, each to hold office in accordance with the Bylaws of the Surviving Corporation.

         1.6 EFFECT OF MERGER ON THE STAR CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Palomar, Star, Merger Sub, Coherent or the holders of any shares of the Star Capital Stock, the following shall take place:

                  (a) CONSIDERATION FOR STAR CAPITAL STOCK. Each share of the Star Capital Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, as defined in Section 1.7 and shares of Star Capital Stock owned by Coherent, Merger Sub or held in the treasury of
Star) will be automatically canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Star Capital Stock in the manner provided in Section 1.8, without interest, an amount of cash as calculated below upon the terms and subject to the conditions set forth in this Agreement (including, without limitation, the escrow provisions set forth in Article VII hereof) and in the Escrow Agreement:

                           (i) CERTAIN DEFINITIONS. For purposes of this
Agreement, the following terms shall have the meanings set forth below:

                                    (a) "MERGER CONSIDERATION" shall mean
$65,000,000.

                                    (b) "ESCROW AMOUNT" shall mean $4,000,000.

                                    (c) "OUTSTANDING SHARES" shall mean issued
and outstanding shares of Star Capital Stock on a fully diluted basis assuming conversion of all securities convertible or exercisable for shares of Star Capital Stock.

                                    (d) "TOTAL OUTSTANDING SHARES" shall mean
all Outstanding Shares.

                           (ii) PAYMENT FOR STAR CAPITAL STOCK. At the Closing,
Coherent shall pay or cause to be paid to each shareholder of Star (each, a "STAR SHAREHOLDER") and each holder of an option to purchase shares of Star Common Stock (to the extent the shares subject to option are vested) (a "STAR OPTION HOLDER") in cash, by wire transfer of immediately available funds an amount equal to the product of (i) the sum of the Merger Consideration plus the aggregate amount which would be necessary to exercise all of the outstanding vested options to purchase Star Common Stock multiplied by (ii) the number of Outstanding Shares owned by such Star Shareholder or Star Option Holder divided by the Total Outstanding Shares; provided, that there shall be withheld from any amount payable to each Star

Option Holder an amount equal to the exercise price of all vested options to purchase Star Common Stock held by such Star Option Holder and any amounts required to be withheld from such Star Option Holder under applicable law; provided further, that $89,100 shall be deducted from the amounts payable to each of Grove, Holtz and Mundinger and $267,300 shall be added to the amount payable to Palomar; provided further, that there shall be deducted from the escrow amounts payable to Palomar, Grove, Holtz and Mundinger the amounts set forth on Section 7.2 of the Disclosure Schedule. The amounts to be received by each Star Shareholder and Star Option Holder as of the date hereof are set forth on Schedule 1.6.

                  (b) CAPITAL STOCK OF MERGER SUB. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

         1.7      DISSENTING SHARES.

                  (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Star Capital Stock held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Chapter 13 of the California Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not represent a right to receive the Merger Consideration as provided in Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by the California Law.

                  (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) his or her appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration to which such holder would otherwise be entitled under
Section 1.6, upon surrender of the certificate representing such shares.

                  (c) Palomar and Star shall give Coherent (i) prompt notice of any written demand for appraisal received by Palomar or Star (as the case may be) pursuant to the applicable provisions of the California Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. Star shall not, except with the prior written consent of Coherent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. To the extent that Coherent or Star makes any payment or payments in respect of any Dissenting Shares, the Merger Consideration payable under Section 1.6 hereof shall be reduced by an amount equal to the aggregate consideration paid for Dissenting Shares.

         1.8      SURRENDER OF CERTIFICATES.

                  (a) COHERENT TO PROVIDE CASH; ESCROW FUNDING; EXCHANGE OF CERTIFICATES. At the Closing, the shareholders of Star (the "STAR SHAREHOLDERS") shall deliver to Coherent certificates representing all of the issued and outstanding shares of Star Capital Stock duly endorsed for transfer to Coherent against Coherent's wire transfer of immediately available funds in the aggregate amount of the Merger Consideration (less the Escrow Amount as applicable) to the Star Shareholders as set forth on Schedule 1.6. At the Closing, Coherent shall provide the Star Shareholders with a copy of the payment and/or instructions pursuant to which the Escrow Amount is delivered to the Escrow Agent.

                  (b) TRANSFERS OF OWNERSHIP. If any payment is to be made to a person other than the holder in whose name the share certificate surrendered in exchange therefor is registered, it will be a condition of the payment thereof that the share certificate so surrendered will be properly endorsed and accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  (c) LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of Star Capital Stock shall have been lost, stolen or destroyed, Coherent shall make payment in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, in such amount, if any, as may be required pursuant to
Section 1.6 hereof; PROVIDED, HOWEVER, that Coherent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an agreement (in form and substance satisfactory to Coherent) to indemnify Coherent against any claim that may be made against Coherent with respect to the certificates alleged to have been lost, stolen or destroyed.

                  (d) NO LIABILITY. Notwithstanding anything to the contrary in this Section 1.8, neither the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Star Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.9 NO FURTHER OWNERSHIP RIGHTS IN STAR CAPITAL STOCK. The Merger Consideration paid upon the surrender for exchange of shares of Star Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Star Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Star Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, share certificates representing Star Capital Stock are presented to the Surviving Corporation for any reason, they shall be canceled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such share of Star Capital Stock in the manner provided in Section 1.8, without interest, an amount of cash as provided in this Article I.

         1.10 DISSENTING SHARES AFTER PAYMENT OF FAIR VALUE. Dissenting Shares, if any, after payments of fair value in respect thereto have been made to dissenting Star Shareholders pursuant to the California Law, shall be canceled.

         1.11 TAX AND ACCOUNTING CONSEQUENCES. It is acknowledged by the parties that the Merger shall constitute a taxable acquisition of the stock of the Company under the Internal Revenue Code (the "CODE"), and may be treated as a "purchase" of Star Capital Stock for financial and accounting purposes. Each party has consulted with its own tax advisors and accountants with respect to the tax and accounting consequences to them, respectively, of the Merger.

         1.12 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Star and Merger Sub, the officers and directors of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                     REPRESENTATIONS AND WARRANTIES OF STAR
                                   AND PALOMAR

         Subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Star and Palomar to Coherent (the "DISCLOSURE SCHEDULE") and dated as of the date hereof, that as of the date hereof and as of the Effective Time (as though made at the Effective Time), each of Star and Palomar hereby, jointly and severally, represents and warrants to Coherent and Merger Sub, as follows:

         2.1      ORGANIZATION OF STAR.

                  (a) Star is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Star has the corporate power to own its properties and to carry on its business as now being conducted and as contemplated by the parties hereto. Attached to Section 2.1 of the Disclosure Schedule are true and correct copies of the Articles of Incorporation and Bylaws of Star, each as amended to date. Section 2.1 of the Disclosure Schedule lists the directors and officers of Star. Except as set forth in Section 2.1 of the Disclosure Schedule, the operations now being conducted by Star have not been conducted under any other name.

                  (b) Star is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could have a Material Adverse Effect. For all purposes of this Agreement, the term "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE

CHANGE" means any change, event or effect, or any change, event or effect which can reasonably be foreseen to be likely to result in a change, event or effect, that is materially adverse to the business, assets (including intangible assets), condition (financial or otherwise) or results of operations of Star, excluding changes, events or effects proximately caused by Coherent's acts or omissions.

         2.2 SUBSIDIARIES. There are no subsidiaries of Star, or other entities in which Star owns or has owned any shares in the capital of or any interest in, or control, directly or indirectly of any corporation, partnership, association, joint venture or other business entity (a "SUBSIDIARY").

         2.3      STAR CAPITAL STRUCTURE.

                  (a) AUTHORIZED AND OUTSTANDING CAPITAL STOCK. The authorized capital stock of Star consists of 2,000,000 shares of authorized Common Stock, no par value per share, of which 786,300 shares are issued and outstanding as of the date hereof. All of the Star Capital Stock is held by Palomar, except as set forth in Section 2.3(a) of the Disclosure Schedule which sets forth the name and addresses of any other shareholder. All outstanding shares of Star Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Star or any agreement and have been issued in compliance with federal and state securities laws. There are no declared or accrued unpaid dividends with respect to any shares of Star Capital Stock that would decrease the net book value as determined in accordance GAAP (the "NET BOOK VALUE") of Star to less than $0.00. Star has no other capital stock authorized, issued or outstanding.

                  (b) STOCK OPTIONS. As of the date hereof, except as set forth in Section 2.3(b) of the Disclosure Schedule, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating Star to issue or sell any shares of, or make any payments based on the value or appreciation of any, Star Capital Stock or securities or obligations of any kind convertible into or exchangeable for any shares of Star Capital Stock or any other person. The holders of outstanding shares of Star Capital Stock are not entitled to any contractual or statutory preemptive or other similar rights. Upon consummation of the Merger in accordance with the terms of this Agreement, Coherent will own the entire equity interest in Star, and there will be no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating the Surviving Corporation to issue or sell any shares of capital stock of the Surviving Corporation.

         2.4 AUTHORITY. Each of Star and Palomar has all requisite power and authority to enter into this Agreement to which it is a party and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Star and Palomar, and no further action is required on the part of Star and Palomar to authorize the Agreement and the transactions contemplated hereby, subject only to the approval of this Agreement by the holders of Star Capital Stock and Palomar capital stock. This Agreement and the Merger have been unanimously approved by both the Board of Directors of Star and the Board of Directors of Palomar. This Agreement has been duly executed and delivered by Star and Palomar, as the case may be, and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Star and Palomar enforceable in accordance with its terms, subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

         2.5 NO CONFLICT. Except as set forth in Section 2.5 of the Disclosure Schedule, the execution and delivery of this Agreement by either Star or Palomar does not, and, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a "CONFLICT") (i) any provision of the Articles of Incorporation and Bylaws of Star, (ii) any material mortgage, indenture, lease, instrument of indebtedness, security interest, contract or other agreement or instrument, permit, concession, franchise or license to which Star or, to the extent it relates to Star's business, Palomar or any of their respective properties or assets are subject, (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Star, or to the extent it relates to Star's business, Palomar or their respective properties or assets, or (iv) imposition of a security interest, lien, pledge, charge, claim, restrictions on transfer, mortgage, security interests or other encumbrances of any sort (collectively, "LIENS") or instrument, permit, concession, franchise or license to Star's properties or assets.

         2.6 CONSENTS. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with Star or Palomar (so as not to trigger any Conflict), is required by or with respect to Star or Palomar in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, Delaware law and the Hart Scott Rodino Act (the "HSR ACT") thereby, (ii) the filing of the Merger Certificate with the Secretary of State of the State of California, or (iii) the consents set forth in Section 2.6 of the Disclosure Schedule.

         2.7 SEC FILINGS; FINANCIAL STATEMENTS. Accurate and complete copies of all registration statements, proxy statements and other statements, reports, schedules, forms and other documents (other than Forms 4 and 5) filed by Palomar, Star or their respective affiliates with the Securities and Exchange Commission (the "SEC") since January 1, 1997 are available on the World Wide Web at the SEC's website, the address of which is www.sec.gov, and Palomar will notify Coherent within 24 hours following filing of any registration statements, proxy statements and other statements, reports, schedules, forms and other documents filed after the date of this Agreement and prior to the Effective Time (collectively, the "PALOMAR SEC DOCUMENTS"). All statements, reports, schedules, forms and other documents required to have been filed by Palomar or Star with the SEC have been so filed. As of the time it was filed with the SEC (or, if amended or superseded by a later filing, then on the date of such filing), none of the Palomar SEC Documents as they relate to Star and its business contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         2.8 STAR FINANCIAL STATEMENTS. Section 2.8 of the Disclosure Schedule includes true, correct and complete copies of Star's unaudited balance sheets for the year ended December 31, 1997, and the related unaudited statements of income for the twelve-month period ended December 31, 1997 (the "STAR YEAR-END FINANCIALS"), Star's audited balance sheet as of September 30, 1998 and the related audited statements of income for the nine-month period ended September 30, 1998 (the "STAR NINE-MONTH FINANCIALS") (the Star Year-End Financials and the Star Nine-Month Financials shall collectively be referred to as the "STAR FINANCIALS"). The Star Financials have been prepared in accordance with GAAP, and, except as set forth in Section 2.8 of the Disclosure Schedule, applied on a basis consistent throughout the periods indicated and consistent with each other. The Star Financials fairly present, in all material respects, the consolidated financial condition, consolidated operating results and cash flows of Star as of the dates and during the periods indicated therein and are consistent with the books and records of Star.

         2.9 CUSTOMER INFORMATION. Other than Coherent, Star and Palomar have sole and exclusive ownership, free and clear of any Liens, of all customer files and other customer information relating to Star's current and former customers (the "CUSTOMER INFORMATION").

         2.10 NO UNDISCLOSED LIABILITIES. Star has no liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), except liabilities which (i) have been reflected in the Star Financials, (ii) have arisen in the ordinary course of business consistent with past practices since September 30, 1998, or (iii) have been set forth in Section 2.10 of the Disclosure Schedule.

         2.11 NO CHANGES. Except as set forth in Section 2.11 of the Disclosure Schedule and other than as proximately caused by the acts or omissions of Coherent, since September 30, 1998, there has not been, occurred or arisen any:

                  (a) capital expenditure, commitment or transaction or the incurrence of any liability in excess of $25,000 on the part of Star, except in the ordinary course of business as conducted on that date and consistent with past practices or in connection with the consummation of the Merger;

                  (b) amendments to (or agreements to amend) Star's Articles of Incorporation or Bylaws;

                  (c) destruction of, damage to or loss of any material assets or properties of Star, whether or not covered by insurance, materially and adversely affecting its properties, assets, business, financial condition or prospects;

                  (d) labor trouble or claim of wrongful discharge or other unlawful labor practice or action by Star;

                  (e) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Star;

                  (f) revaluation by Star of any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;

                  (g) except for dividends necessary to bring the Net Book Value of Star to $0.00 following the payment of such dividends ("PERMITTED DIVIDENDS") and except as otherwise agreed to by Coherent, declaration, set aside or payment of any cash or stock dividend or other distribution in respect of capital, or redemption or other acquisition of any of Star Capital Stock;

                  (h) increase, payment or authorization of payment of any bonus, increased salary or special remuneration to any director, officer, employee or independent contractor of Star, including any amounts for accrued but unpaid salary or bonuses (other than normal amounts made on a regular basis, consistent with past practices), or entering into any employment, retention, severance or similar contract or arrangement by Star with any of the foregoing persons, other than employment agreements with temporary contract employees, none of whom is paid more than $25 per hour (exclusive of fees paid directly to any temporary employee agency);

                  (i) adoption of, or increase in the payments to or benefits under, any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employee of Star;

                  (j) sale, lease, license, granting a lien on or other disposition of (i) any Star Intellectual Property (as defined in Section 2.15(a)) or (ii) any of the assets or properties of Star, other than dispositions of scrap material or sales of inventory in the ordinary course of business and consistent with past practices and other than sales of assets valued at less than $10,000 and other than Permitted Liens;

                  (k) execution, amendment, termination, violation by Star or Palomar, or modification (or agreement to do so) of any material contract, agreement or license to which Star is a party, by which it is bound or to which it is a beneficiary, other than in the ordinary course of business consistent with past practices;

                  (l) loan by Star to any person or entity, guarantee by Star of any material indebtedness, issuance or sale of any debt securities of Star, indemnification of or surety for any obligation, or guarantee of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business, consistent with past practice;

                  (m) waiver or release of any right or claim of Star including any write-off or other compromise of any account receivable of Star, other than in the ordinary course of business consistent with past practices;

                  (n) the commencement of any lawsuit or proceeding or, to Star's or Palomar's Knowledge, notice or investigation against Star or its affairs or the Star Capital Stock or threat thereof. For purposes of the Agreement, "KNOWLEDGE", when used with respect to Star, shall mean information which would be within the actual knowledge of Grove, Holtz or Mundinger after reasonable investigation and within the actual knowledge of Joseph P. Caruso, Louis P. Valente, Michael H. Smotrich or Anthony D. Fiorillo and, when used with respect to Palomar, shall mean information within the actual knowledge of Joseph
P. Caruso, Louis P. Valente, Michael H. Smotrich or Anthony D.
Fiorillo;

                  (o) notice of any claim or potential claim of ownership by any person other than Star of the Star Intellectual Property or of infringement by Star of any other person's Intellectual Property;

                  (p) issuance, grant, delivery or sale, or contract to issue or sell, by Star of any shares of Star Capital Stock or securities exchangeable, convertible or exercisable therefor, or any securities, warrants, options or rights to purchase any of the foregoing;

                  (q) any event or condition of any character that has had a Material Adverse Effect on Star;

                  (r) payment, discharge or satisfaction, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) of Star other than (i) payments to Palomar, including the payment of any debts owed by Star to Palomar or Permitted Dividends, in accordance with this Agreement, or (ii) the payment, discharge or satisfaction of liabilities in the ordinary course of business consistent with past practices;

                  (s) election or change by Star or Palomar of any material election in respect of Taxes (as defined in Section 2.12 hereof), adoption or change of any accounting method in respect of Taxes, entering into any closing agreement, settlement of any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with Star or with respect to Star's products or assets;

                  (t) encumbrance or permitting the encumbrance of (i) any of Star's assets, except in the ordinary course of business consistent with past practices and except for Permitted Liens, or (ii) Star's Capital Stock;

                  (u) failure to maintain Star's equipment or other material assets in good working condition and repair according to the standards Star or Palomar has maintained up to the Agreement Date;

                  (v) subdivision or combination of the outstanding shares of any class or series of Star Capital Stock or entering into any recapitalization affecting the number of outstanding shares of any class or series of Star Capital Stock or affecting any other of its securities;

                  (w) any release by Star or its agents, employees or contractors of any Contaminants (as defined in Section 2.22 hereof) to the environment or any exposure of persons to a Contaminant as a consequence of the acts or omissions of Star or its agents, employees and contractors, which in either case violates any applicable Environmental Requirement;

                  (x) negotiation or agreement by Star or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (w) (other than negotiations with Coherent and its representatives, including without limitation, regarding the transactions contemplated by this Agreement).

         2.12     TAX MATTERS.

                  (a) DEFINITION OF TAXES AND TAX RETURNS. For the purposes of this Agreement, "TAX" or, collectively, "TAXES", means: (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

                  (b)      TAX RETURNS AND AUDITS.

                           "TAX RETURNS" shall mean federal, state, local and
foreign returns, estimates, information statements and reports ("RETURNS") relating to any and all Taxes concerning or attributable to Star or its operations prior to the Effective Time and such Returns are true and correct and have been completed in accordance with applicable law.

                           (i) Star has filed all Tax Returns that it was
required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Star (whether or not shown on any Tax Return) have been paid. Star is not currently the beneficiary of any extension of time within which to file any Tax Return.

                           (ii) There is no material dispute or claim concerning
any Tax liability of Star either (A) claimed or raised by any authority in writing or (B) as to which Palomar is aware.

                           (iii) Section 2.12(b)(iii) of the Disclosure Schedule
lists all federal, state, local, and foreign Tax Returns filed with respect to Star for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Palomar has delivered to the Buyer correct and complete copies of all federal Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by Star since December 31, 1995. Neither Palomar nor Star has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                           (iv) Star has not filed a consent under Code
Section 341(f) concerning collapsible corporations. Star has not made any material payments, is not obligated to make any material payments, and is not a party to any agreement that could obligate it to make any material payments that will not be deductible under Code Section 280G. Star has not been a United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(iii). Star is not party to any tax allocation or sharing agreement. Star has not been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was Palomar) or has any liability for the taxes of any person (other than any of Star) under Reg. Section 1.502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                           (v) The unpaid Taxes of Star (A) did not, as of
September 30, 1998, exceed by any material amount the reserve for Tax liability (rather than any reserve for deferred taxes established to reflect timing differences between book and tax ) set forth on the face of the balance sheet contained in the Star Nine-Month Financials (rather than in any notes thereto) and (B) will not exceed by any material amount that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Star in filing its Tax Returns.

                           (vi) Star is (and will be at the Effective Time) a
member of the "selling consolidated group" of which Palomar is the common parent within the meaning of Section 338(h)(10).

         2.13 RESTRICTIONS ON BUSINESS ACTIVITIES. Except as set forth in
Section 2.13 of the Disclosure Schedule and other than agreements to which Coherent is a party, there is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which Star or any of its officers, directors or employees is a party or otherwise binding upon Star or any of its officers, directors or employees which has or may have the effect of prohibiting or impairing any material business practice of Star, any acquisition of material property (tangible or intangible) by Star or the conduct of business by Star. Without limiting the foregoing, neither Star nor, to the Knowledge of Star or Palomar, any of Star's officers, directors, or employees has entered into any agreement under which Star or such officer, director, or employee is restricted from selling, licensing or otherwise distributing any of Star's technology or products to or providing services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market except as set forth in Section 2.13 of the Disclosure Schedule.

         2.14 TITLE OF PROPERTIES; ABSENCE OF LIENS AND ENCUMBRANCES; CONDITION OF EQUIPMENT.

                  (a) REAL PROPERTY. Section 2.14(a) of the Disclosure Schedule sets forth a list of all real property currently or previously owned and/or leased by Star or at which the operations of Star is conducted (separately designated as owned or leased currently or in the past), and, with respect to currently leased property, the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or material event of default (or event which with notice or lapse of time, or both, would constitute a material default) by Star or Palomar or, to the Knowledge of Star and Palomar, by the Lessor, except as set forth in
Section 2.14(a) of the Disclosure Schedule.

                  (b) TITLE; LEASEHOLD INTEREST. Except as set forth in Section 2.14(b) of the Disclosure Schedule, Star has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business or reflected in its financial statements, free and clear of any Liens, except as reflected in the Closing Balance Sheet and except for Liens for Taxes not yet due and payable, the Liens and exceptions to title against the owned real property of Star specified in Section 2.14(b) of the Disclosure Schedule and such imperfections of title and encumbrances with respect to other personal properties, which are not material in character, amount or extent, and which do not detract from the value, or interfere with the present use, of the property subject thereto or affected thereby ("PERMITTED LIENS").

                  (c) EQUIPMENT. Section 2.14(c) of the Disclosure Schedule lists all items of equipment (the "EQUIPMENT") owned or leased by Star or required for the conduct of Star's business or reflected in its financial statements (except for Equipment which individually has a value not exceeding $50,000 and is otherwise immaterial to the operation of the business of Star as presently conducted).

                  (d) REAL ESTATE LAW COMPLIANCE. To the Knowledge of Star and Palomar, the real property owned or leased by Star, and the use thereof, complies in all material respects with the laws, rules, regulations, zoning ordinances, use permits, governmental orders and stipulations, and private covenants, conditions, and restrictions applicable thereto ("REAL ESTATE LAWS") and have been reasonably maintained consistent in all material respects with standards generally followed by similar businesses and buildings, and are sufficient for the conduct of Star's business as presently conducted in all material respects.

                  (e) PROCEEDINGS. To the Knowledge of Star or Palomar, no condemnation, environmental, zoning, land-use or other regulatory proceedings or rule making procedures have been instituted or planned to be instituted with respect to the owned or leased real property, personal property and, if applicable, Equipment ("FACILITIES"), used by Star or for the conduct of Star's business nor has Star or Palomar received notice of any proceedings to impose any new Taxes or operating restrictions upon any of such Facilities or Star's conduct of business therein. Star and Palomar shall notify Coherent promptly of any such proceedings of which Star and/or Palomar become aware prior to the Closing.

                  (f) DEMOLITION, ALTERATIONS AND IMPROVEMENTS. Except as set forth in Section 2.14(f) of the Disclosure Schedule, on the Closing Date there will be no outstanding written or oral contracts for any demolition, alterations or improvements on or to Star's Facilities, which have not been fully paid and performed.

                  (g) REQUIRED EQUIPMENT AND PROPERTY. Except as set forth in
Section 2.14(g) of the Disclosure Schedule, Star owns all of the tangible property required to conduct its business as currently conducted, other than tangible property which individually has value less than $10,000 and is readily available from third parties, and all such property owned or leased by Star is in good operating condition, regularly and properly maintained, subject to normal wear and tear which does not interfere with the conduct of the business of Star as presently conducted.

         2.15     INTELLECTUAL PROPERTY.

                  (a) For the purposes of this Agreement, the following terms have the following definitions:

                           "INTELLECTUAL PROPERTY" shall mean any or all of the
following and all rights in, arising out of, or associated with: (i) all United States, foreign and international patents and applications (including provisional applications) therefor and all reissues, divisions, renewals, extensions, continuations, and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyright registrations and applications therefor and all other rights corresponding thereto throughout the world; (iv) all mask works, mask work registrations and applications therefor; (v) all industrial designs and any registrations and applications therefor throughout the world; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world, and all World Wide Web Internet addresses, sites and domain names; (vii) all databases and data collections and all rights therein throughout the world; (viii) any similar, corresponding or equivalent rights to any of the foregoing; and (ix) all documentation related to any of the foregoing.

                           "STAR INTELLECTUAL PROPERTY" shall mean any
Intellectual Property that is owned by Star, but does not include Palomar Registered Intellectual Property. "PALOMAR REGISTERED INTELLECTUAL PROPERTY" shall mean all Registered Intellectual Property of Palomar set forth on Section 2.15(a) of the Disclosure Schedule.

                           "COHERENT INTELLECTUAL PROPERTY" shall mean any
Intellectual Property that is owned by Coherent.

                           "REGISTERED INTELLECTUAL PROPERTY" shall mean all
United States, international and foreign: (i) patents, patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by, any state, government or other public legal authority.

                  (b) Section 2.15(b) of the Disclosure Schedule lists all Registered Intellectual Property owned in whole or in part by, or filed in the name of, Star (the "STAR REGISTERED INTELLECTUAL PROPERTY") and lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office (the "PTO") or equivalent authority anywhere in the world) related to any Star Registered Intellectual Property. Star has good and exclusive title to each item of Star Registered Intellectual Property.

                  (c) Except as set forth in Section 2.15(c) of the Disclosure Schedule, each item of Star Intellectual Property, including all Star Registered Intellectual Property listed in Section 2.15(b) of the Disclosure Schedule and all Intellectual Property licensed to Star, is free and clear of any Liens.

                  (d) Except for patent licenses impliedly granted to customers of Star to use products purchased from Star and except as provided in the Patent License Agreement (as defined below), within the 12-month period immediately preceding the Agreement Date, Star has not transferred ownership of or granted any license of or right to use or authorized the retention of any rights to use any Intellectual Property, which license, right, or authorization survives the Closing, that is or was Star Intellectual Property, to Palomar, any Palomar Subsidiary, or any third party.

                  (e) Other than "shrink-wrap" and similar widely available commercial end-user licenses, the contracts, licenses and agreements listed in
Section 2.16(a) of the Disclosure Schedule include all contracts, licenses and agreements currently in effect to which Star is a party with respect to any Intellectual Property. No person who has licensed Intellectual Property to Star has ownership rights or license rights to improvements made by Star in such Intellectual Property which has been licensed to Star. Star is not in breach of, nor has Star failed to perform under, any of such contracts, licenses or agreements, and, to the Knowledge of Star, no other party to any such contract, license or agreement is in breach of or has failed to perform under such contract, license or agreement.

                  (f) Section 2.15(f) of the Disclosure Schedule lists all contracts, licenses and agreements (other than those in which Coherent has acted as Palomar's or Star's agent in the execution thereof) between Star and any other person wherein or whereby Star has agreed to, or assumed, any material obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by Star or such other person of the Intellectual Property of any person other than Star.

                  (g) Except for works of authorship authored by Coherent and except as set forth in Section 2.15(g) of the Disclosure Schedule, Star owns exclusively, and has good title to, all copyrighted works that are, or are a part of, (i) Star products and (ii) other works of authorship that Star otherwise purports to own.

                  (h) The operation of the business of Star as it currently is conducted, including but not limited to Star's design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the products, technology or services (including products, technology or services currently under development as set forth on Section 2.15(h) of the Disclosure Schedule) of Star does not, and will not, when conducted by Coherent in substantially the same manner following the Closing, infringe or misappropriate the Intellectual Property of any other person, violate the rights of any person (including rights to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction. Except as set forth in
Section 2.15(h) of the Disclosure Schedule, Star has not received notice from any person claiming that such operation or any act, product, technology or service (including products, technology or services currently under development) of Star infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is Star or Palomar aware of any basis therefor).

                  (i) All necessary registration, maintenance and renewal fees in connection with such Star Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States, international or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. In each case in which Star has acquired any Intellectual Property from any person, Star has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property (including the right to seek past and future damages with respect to such Intellectual Property) to Star and, to the maximum extent provided for by and in accordance with applicable laws and regulations, Star has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be, except where failure to do so would not and will not have a Material Adverse Effect.

                  (j) Star has not claimed "Small Entity" status or other particular status in the application for any Registered Intellectual Property, which claim of status (i) was not true and accurate at the time made or (ii) has since become inaccurate or false.

                  (k) There are no contracts, licenses or agreements between Star and any other person with respect to Star Intellectual Property under which there is any dispute, to the Knowledge of Star or Palomar, regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by Star thereunder.

                  (l) Star has taken all steps that are reasonably necessary and/or consistent with standard industry practices to protect confidential information and trade secrets of Star or provided by any other person to Star. Without limiting the foregoing, Star has, and enforces, a policy requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially in Star's standard forms, and, except as set forth in Section 2.15(l) of the Disclosure Schedule, all current and former employees, consultants and contractors of Star have executed such an agreement.

                  (m) No Star Intellectual Property or product, technology or service of Star is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by Star or may affect the validity, use or enforceability of such Star Intellectual Property.

                  (n) All of Star's products (including products currently under development) will record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and will calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates.

                  (o) Except as otherwise provided herein or as set forth in
Section 2.15(o) of the Disclosure Schedule, neither the consummation of the transactions contemplated by this Agreement nor the transfer to Coherent in connection therewith of any contract, license, agreement or Star Intellectual Property (i) will cause or obligate Coherent to grant to any third party any right or license with respect to any Intellectual Property, (ii) will cause or obligate Coherent to pay any royalty or other amount in excess of that being paid by Coherent prior to the Closing or (iii) will obligate Coherent not to compete in any particular market or territory or will subject Coherent to any other restriction relating to the conduct of its business.

                  (p) Except as set forth in Section 2.15(p) of the Disclosure Schedule, all material Star Intellectual Property, including any item thereof, will be fully transferable, alienable and licensable by, or between, Star and Coherent without restriction and without payment of any kind being due to any third party.

                  (q) Except as set forth in Section 2.15(q) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise adversely affect, any ownership rights of Star in any Star Intellectual Property or result in the breach or termination of any contract, license or agreement to which Star is a party.

         2.16     AGREEMENTS, CONTRACTS AND COMMITMENTS.

                  (a) Except as specifically identified in the Star Financials and as set forth in Sections 2.14(a), 2.15(f), or 2.16(a) of the Disclosure Schedule, and other than agreements to which Coherent is a party, Star is not a party to nor is it bound by:

                           (i) any material contract, license or agreement
currently in effect (A) with respect to Star Intellectual Property licensed or transferred to any third party or (B) pursuant to which a third party or employee has licensed or transferred any Intellectual Property to Star;

                           (ii) any employment or consulting agreement, contract
or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization material to the conduct of Star's business as presently conducted, which is not either immediately terminable at a cost of less than $10,000 or terminable within 60 days without penalty;

                           (iii) any agreement or plan, including, without
limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

                           (iv) any lease of personal or real property having a
value individually in excess of $25,000 or $50,000 in the aggregate;

                           (v) any agreement, contract or commitment containing
any covenant limiting the freedom of Star to engage in any line of business or to compete with any person;

                           (vi) any agreement, contract or commitment currently
in effect relating to capital expenditures and involving future payments in excess of $25,000 individually or $50,000 in the aggregate;

                           (vii) any agreement, contract or commitment outside
the ordinary course of Star's business relating to the disposition or acquisition of material assets or any interest in any business enterprise;

                           (viii) any mortgages, indentures, loans or credit
agreements, security agreements or other agreements or instruments relating to the material borrowing of money or extension of credit;

                           (ix) any purchase order or contract for the purchase
of materials involving in excess of $25,000 individually or $50,000 in the aggregate that is not cancelable without material penalty within sixty (60) days;

                           (x) any material construction contracts in excess of
$200,000;

                           (xi) any material distribution, joint marketing or
development agreement;

                           (xii) any other agreement, contract or commitment
that involves $100,000 or more or is not cancelable without material penalty within sixty (60) days; or

                           (xiii) any agreement to indemnify, or otherwise
perform any remedial activities, relating to Contaminants, which is likely to result in a cost exceeding $100,000.

                  (b) Except as set forth in Section 2.16(b) of the Disclosure Schedule, Star is in compliance with and has not breached, violated or defaulted under, or received notice that it has materially breached, violated or defaulted under, any of the terms or conditions of any material agreement, contract, covenant, instrument, lease, license or commitment to which Star is a party or by which it is bound or with respect to which Star is a beneficiary (individually a "MATERIAL CONTRACT" and, collectively, "MATERIAL CONTRACTS"), nor is Star or Palomar aware of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both. Each Material Contract is in full force and effect and is not, to the Knowledge of Star, subject to any default thereunder by any party obligated to Star pursuant thereto. Star has obtained, or will use its commercially reasonable best efforts to obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Material Contract as are required thereunder in connection with the Merger or for such Material Contracts to remain in effect without modification after the Closing. Following the Effective Time, Star will be permitted to exercise all of Star's rights under the Material Contracts without the payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which Star would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

         2.17 INTERESTED PARTY TRANSACTIONS. Except for Palomar and its subsidiaries and except as disclosed in Section 2.17 of the Disclosure Schedule, no officer or director of Star or Palomar or Star Shareholder (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had directly or indirectly (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products or technology that Star furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity that purchases from or sells or furnishes to Star any goods or services or (iii) a beneficial interest in any Material Contract; PROVIDED, HOWEVER, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "interest in any entity" for purposes of this Section 2.17.

         2.18 GOVERNMENTAL AUTHORIZATION. Section 2.18 of the Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to Star or Palomar by a Governmental Entity (i) pursuant to which Star currently operates or holds any interest in any of its properties or
(ii) which is required for the operation of Star's business or the holding of any such interest (herein collectively called "STAR AUTHORIZATIONS"). The Star Authorizations are in full force and effect and constitute all Star Authorizations required to permit Star to operate or conduct its business as now conducted or hold any interest in its properties or assets, except where the failure to have any such Star Authorization would not constitute a Material Adverse Effect on Star.

         2.19 LITIGATION. Except as set forth in Section 2.19 of the Disclosure Schedule, there is no action, suit, proceeding or governmental investigation of any nature pending, or, to the Knowledge of Star or Palomar, threatened against Star or Palomar, with respect to Star's past or present operations or its former or present properties or any of its officers or directors. No Governmental Entity has at any time challenged or questioned the legal right of Star to conduct its operations as presently or previously conducted.

         2.20 ACCOUNTS RECEIVABLE. All accounts receivable of Star set forth on the Star Nine-Month Financials ("ACCOUNTS RECEIVABLE") arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied and are collectible except to the extent of reserves therefor set forth on the Star Nine-Month Financials. Except as set forth in
Section 2.20 of the Disclosure Schedule, no person has any Lien on any of such Accounts Receivable and no request or agreement for deduction or discount has been made with respect to any of such Accounts Receivable other than in the ordinary course of business consistent with past practices.

         2.21 MINUTE BOOKS. The minutes of Star made available to counsel for Coherent are the only minutes of Star and contain a reasonably accurate summary of all meetings of the Board of Directors (or committees thereof) of Star (the "STAR BOARD") and Star Shareholders or actions by written consent since the time of incorporation of Star.

         2.22     ENVIRONMENTAL MATTERS.

                  (a) CONTAMINATION. Neither Palomar nor Star has at any property that Star has at any time owned, operated, used, occupied or leased:
(i) operated any underground storage tanks; or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos and petroleum and all substances listed as hazardous substances pursuant to CERCLA (as that term is defined in subsection (o) below), or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding typical office and janitorial supplies legally and properly and safely maintained.

                  (b) PERMITS. Star has obtained and currently possesses all permits and approvals required for the conduct of its business as presently conducted under Environmental Requirements (as that term is defined in subsection (o) below), including, without limitation, all material environmental, health and safety permits, licenses, approvals, authorizations, variances, agreements and waivers of federal, state and local governmental authorities ("ENVIRONMENTAL PERMITS"), and all such Environmental Permits are in good standing and Star is in material compliance with all terms and conditions of such Environmental Permits.

                  (c) CONTAMINATION. No Contamination (as defined herein) is present on, in or under any facility which Star currently owns, leases or otherwise uses (a "STAR FACILITY") or, to the Knowledge of Star or Palomar, is reasonably likely to migrate to a Star Facility from other property, and no release of Contaminants has occurred or is occurring on or about any Star Facility which has caused or is likely to cause Contamination on or about Star Facilities or any other property in the vicinity thereof or any adverse health effect to any person. As used herein the term "CONTAMINATION" means the presence of any Contaminants in the soil, groundwater, surface water or ambient air of a property in a concentration that (i) exceeds the concentrations allowed by Environmental Requirements, (ii) requires investigation, remediation, removal, or monitoring, or (iii) otherwise presents a significant risk to human health or the environment.

                  (d) EMPLOYEE EXPOSURE. No Contamination present on any Star Facility and no Hazardous Materials Activities conducted by Star, at any Star Facility or elsewhere, has resulted in the exposure of any employee of Star or any other person to a Contaminant in a manner which has, could or will cause an adverse health effect to said employee or person.

                  (e) STORAGE OF CONTAMINANTS. Other than Contaminants which are reasonably necessary for the conduct of the business of Star as currently conducted and are properly stored and properly contained in accordance with applicable Environmental Requirements, no Contaminant will be present at Star Facilities as of the Closing.

                  (f) ASBESTOS. Any asbestos-containing material which is on or part of Star Facilities (excluding any raw materials used in the manufacture of products or products themselves) is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any applicable Environmental Requirements.

                  (g) NO NOTICES OR REPORTS. Neither Star nor Palomar with respect to Star business operations or Star Facilities, has filed or is required to file, any notice or report under or pursuant to any Environmental Requirement reporting a release of Contaminants or any violation of any Environmental Requirement with any Governmental Entity or third party.

                  (h) DISCLOSURE AND TRANSFER OBLIGATIONS. Star has complied, and on or before the Closing, will comply with all environmental disclosure and property or business transfer obligations imposed upon Star with respect to this transaction by applicable law.

                  (i) POTENTIALLY RESPONSIBLE PARTY; WRITTEN ORDERS AND AGREEMENTS. Star has not received notice that it has been named as a potentially responsible party nor is it subject to any outstanding written order from or agreement with any federal, state or local governmental authority or other person or to any judicial or docketed administrative proceeding involving any of its currently or previously owned or leased property or operations inconsistent with any (x) Environmental Requirements, (y) Remedial Action (as that term is defined in subsection (o) below) or (z) any Environmental Liabilities and Costs (as that term is defined in subsection (o) below).

                  (j) ENVIRONMENTAL LIABILITIES AND COSTS. Except as set forth on Section 2.22(j) of the Disclosure Schedule, there are no conditions or circumstances associated with Star's use of its currently or previously owned or leased properties or operations of Star which are likely to give rise to Environmental Liabilities and Costs.

                  (k) POTENTIAL CLAIMS. Star has not received any notice or claim to the effect that it is or is reasonably expected to be liable to any person as a result of a Release (as that term is defined in subsection (o) below) or threatened Release or any notice letter or request for information under CERCLA.

                  (l) ENVIRONMENTAL LIENS. No Environmental Lien (as that term is defined in subsection (o) below) and no unrecorded Environmental Lien of which Star has notice has attached to any property of Star.

                  (m) DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "CONTAMINANT" means any waste, pollutant,
hazardous material, hazardous substance, toxic substance, hazardous waste, special waste, petroleum or petroleum-derived substance or waste or other material, substance, or organism regulated by any applicable Governmental Entity as a threat to health or the environment, or any constituent of any such pollutant material, substance or waste, including, without limitation, any pollutant material, substance or waste regulated under any Environmental Requirement.

                           (ii) "ENVIRONMENTAL REQUIREMENT" means all federal,
state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder and all court decisions, settlement agreements, and binding private agreements applicable to Star relating to pollution or protection of the environment or occupational health and safety, including the release or threatened release of any hazardous material into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Contaminants or the emission, or exposure of humans, plants or animals to Contaminants. Environmental Requirements shall include, without limitation, the Comprehensive Environmental Response, Compensation Liability Act (42 U.S.C. Section 9601, ET. SEQ.), as amended or supplemented from time to time ("CERCLA"), the Hazardous Material Transportation Act (49 U.S.C. Section 1801, ET SEQ.), the Solid Waste Disposal Act (42 U.S.C.
Section 6901, ET SEQ.), the Federal Water Pollution Control Act (33 U.S.C.
Section 1251, ET SEQ.), the Clean Air Act (42 U.S.C. Section 7401, ET SEQ.), the Toxic Substances Control Act (15 U.S.C. Section 2601, ET SEQ.), the Occupational Safety and Health Act (29 U.S.C. Section 651, ET SEQ.), the Federal Insecticide Fungicide and Rodenticide Act (7 U.S.C. Section 136, ET SEQ.), the Food, Drug and Cosmetic Act (21 U.S.C. Section 301, ET SEQ.), the Medical Waste Tracking Act of 1988, and the similar laws of the various states and nations, Pub. L. No. 100-582, 102 Stat. 2950 (1988), and the similar laws of the various states and nations, as such laws have been amended or supplemented from time to time, and any similar future federal, or present or future state, local or foreign, statutes, ordinances or bylaws.

                           (iii) "ENVIRONMENTAL LIABILITIES AND COSTS" means all
liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any Environmental Requirement, order, variance or agreement with a federal, state or local governmental authority or other person, arising from Contamination located on or about any facility now or previously owned, used, occupied or leased by Star or from any environmental, health or safety conditions or a

Release or threatened Release resulting from the past operations of Star (or any of its predecessors in interest), or any release for which Star is otherwise responsible under any Environmental Requirement.

                           (iv) "ENVIRONMENTAL LIEN" means any lien or similar
interest in favor of any federal, state or local governmental authority for Environmental Liabilities and Costs.

                           (v) "HAZARDOUS MATERIALS ACTIVITIES" means any
disposition, transportation, manufacture or sale of any product containing a Contaminant.

                           (vi) "RELEASE" means any release, spill, emission,
leaking, pumping, injection, deposit, disposal, discharge, dispersal, pouring, emptying, escaping, dumping, discarding, leaching or migration of a Contaminant into the indoor or outdoor environment including the movement of Contaminants through or in the air, soil, surface water, groundwater or property, including the abandonment or discarding of barrels, containers and other closed receptacles containing any Contaminant.

                           (vii) "REMEDIAL ACTION" means all actions necessary
to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent a Release or condition that is reasonably likely to result in a Release or minimize further release of Contaminants so they do not migrate or endanger or threaten to endanger present or future public health or welfare or the indoor or outdoor environment or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

         2.23 BROKERS' AND FINDERS' FEES; THIRD PARTY EXPENSES. Except as set forth in Section 2.23 of the Disclosure Schedule, Star has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Agreement or any transaction contemplated hereby. Section 2.23 of the Disclosure Schedule sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.23 of the Disclosure Schedule sets forth Star's current reasonable estimate of all fees and expenses of third parties, including, but not limited to legal, accounting and financial advisory services of Star expected to be incurred by Star in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

         2.24     EMPLOYEE BENEFIT PLANS AND COMPENSATION.

                  (a) DEFINITIONS. With the exception of the definition of "Affiliate" set forth in Section 2.24(a)(i) hereof (which definition shall apply only to this Section 2.24), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                           (i) "AFFILIATE" shall mean any other person or entity
under common control with Star within the meaning of Section 414(b), (c), (m) or
(o) of the Code and the regulations issued thereunder;

                           (ii) "COBRA" shall mean the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended;

                           (iii) "DOL" shall mean the Department of Labor;

                           (iv) "EMPLOYEE" shall mean any current or former
employee, consultant or director of Star;

                           (v) "EMPLOYEE AGREEMENT" shall mean each management,
employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between Star or any Affiliate and any Employee in such person's capacity as an Employee;

                           (vi) "ERISA" shall mean the Employee Retirement
Income Security Act of 1974, as amended;

                           (vii) "FMLA" shall mean the Family Medical Leave Act
of 1993, as amended;

                           (viii) "IRS" shall mean the Internal Revenue Service;

                           (ix) "MULTIEMPLOYER PLAN" shall mean any "Pension
Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA;

                           (x) "PBGC" shall mean the Pension Benefit Guaranty
Corporation;

                           (xi) "PENSION PLAN" shall mean each Star Employee
Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA; and

                           (xii) "STAR EMPLOYEE PLAN" shall mean any plan,
program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by Star or any Affiliate for the benefit of any Employee in such person's capacity as an Employee, or with respect to which Star or any Affiliate has or may have any liability or obligation in connection with benefits for any Employee.

                  (b) SCHEDULE. Section 2.24(b) of the Disclosure Schedule contains an accurate and complete list of each Star Employee Plan and each Employee Agreement under each Star Employee Plan or Employee Agreement. Star does not have any plan or commitment to establish any new Star Employee Plan or Employee Agreement, to modify any Star Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Star Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Coherent in writing, or as required by this Agreement), or to enter into any Star Employee Plan or Employee Agreement.

                  (c) DOCUMENTS. Star has provided to Coherent: (i) correct and complete copies of all documents embodying each Star Employee Plan and each Employee Agreement including (without limitation) all amendments thereto and all related trust documents; (ii) the most recent annual actuarial valuations, if any, prepared for each Star Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Star Employee Plan; (iv) if the Star Employee Plan is funded, the most recent annual and periodic accounting of Star Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Star Employee Plan; (vi) all IRS determination, opinion, notification and advisory letters, and all material applications and correspondence to or from the IRS or the DOL with respect to any such application or letter related to Star; (vii) all material written agreements and contracts relating to each Star Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Star Employee Plan and any proposed Star Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to Star; (ix) all material correspondence to or from any governmental agency relating to any Star Employee Plan; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Star Employee Plan; (xi) all discrimination tests for each Star Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Star Employee Plan.

                  (d) EMPLOYEE PLAN COMPLIANCE. Except as set forth on Section 2.24(d) of the Disclosure Schedule, (i) Star has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to each Star Employee Plan, and each Star Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) each Star Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has either received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Star Employee Plan; (iii) no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Star Employee Plan; (iv) there are no actions, suits or claims pending, or, threatened or reasonably anticipated (other than routine claims for benefits) against any Star Employee Plan or against the assets of any Star Employee Plan; (v) each Star Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Coherent, Star or any of its Affiliates (other than ordinary administration expenses); (vi) there are no audits, inquiries or proceedings pending or, to the Knowledge of Star, Palomar or any Affiliates, threatened by the IRS or DOL with respect to any Star Employee Plan; and (vii) neither Star, Palomar nor any Affiliate is subject to any penalty or tax with respect to any Star Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code.

                  (e) PENSION PLAN. Neither Star nor an Affiliate has ever maintained, sponsored, participated in or contributed to, nor does Star or any Affiliate currently maintain, sponsor, participate in or contribute to, a Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

                  (f) MULTIEMPLOYER PLANS. At no time has Star or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan.

                  (g) NO POST-EMPLOYMENT OBLIGATIONS. Except as set forth in
Section 2.24(g) of the Disclosure Schedule, no Company Employee Plan provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and Star has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

                  (h) COBRA. Neither Star nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA or any similar provisions of state law applicable to its Employees.

                  (i)      EFFECT OF TRANSACTION.

                           (i) Except as set forth in Section 2.24(i) of the
Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Star Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                           (ii) Except as set forth in Section 2.24(i) of the
Disclosure Schedule, no payment or benefit which will or may be made by Star or its Affiliates with respect to any Employee as a result of the transactions contemplated by this Agreement or otherwise will be characterized as a "parachute payment," within the meaning of Section 280G(b)(2) of the Code (but without regard to clause (ii) thereof).

                  (j) EMPLOYMENT MATTERS. Star: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (ii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice); and (iv) has issued all options and other rights to purchase shares of its capital stock at the fair market value of such stock on the date of issuance of options and rights. Except as set forth in Section 2.24(j) of the Disclosure Schedule, there are no pending or, to the Knowledge of Star and Palomar, threatened or reasonably anticipated claims or actions against Star under any worker's compensation policy or long-term disability policy.

                  (k) LABOR. No work stoppage or labor strike against Star is pending, threatened or reasonably anticipated. Star does not know of any activities or proceedings of any labor union to organize any Employees. Except as set forth in Section 2.24(k) of the Disclosure Schedule, there are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of Star and Palomar, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to Star. Star has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Except as set forth in Section 2.24(k) of the Disclosure Schedule, Star is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by Star.

         2.25 INSURANCE. Section 2.25 of the Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of Star. There is no material claim by Star pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid, and Star and its affiliates are otherwise in compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage).

         2.26 COMPLIANCE WITH LAWS. Star has complied with, is not in violation of, and neither Palomar nor Star has received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation except for such violations as would not cause or constitute a Material Adverse Change.

         2.27 FAIRNESS OPINION. Attached as EXHIBIT C hereto is a copy of the fairness opinion regarding the Merger prepared for Palomar by its financial advisors.

         2.28 REPRESENTATIONS COMPLETE. None of the representations or warranties made by Star or Palomar (as modified by the Disclosure Schedule), nor any statement made in any schedule or certificate furnished by Star or Palomar pursuant to this Agreement or furnished in or in connection with documents mailed or delivered to the stockholders of Palomar (the "PALOMAR STOCKHOLDERS") and the Star Shareholders for use in soliciting their consent to this Agreement and the Merger contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

         2.29 FLEET BANK LIEN. Notwithstanding any provision to the contrary in this Agreement, upon payment to Fleet National Bank, including any affiliates or transferees thereof ("FLEET BANK") at the Closing in the amount set forth on the certificate provided to Coherent pursuant to Section 6.2(h) hereof, Coherent shall own all of the assets (including, without limitation all of the Star Intellectual Property (as such term is defined in Section 2.15 hereof)) of Star free and clear of any Liens held by Fleet Bank and that the Star Guaranty (as such term is defined in the letter agreement between Palomar and Fleet National Bank dated November 16, 1998 (the "FLEET LETTER AGREEMENT")) will be released. Notwithstanding any provision to the contrary in this Agreement or the Disclosure Schedule, this Section 2.29 shall not be in any way modified or limited by the Disclosure Schedule or any provision of this Agreement.



                                   ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF COHERENT AND MERGER SUB

         As of the date hereof and as of the Effective Time (as though made at the Effective Time), each of Coherent and Merger Sub hereby, jointly and severally, represents and warrants to Palomar and Star, as follows:

         3.1 ORGANIZATION, STANDING AND POWER. Coherent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Coherent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Coherent and Merger Sub to consummate the transactions contemplated hereby.

         3.2 AUTHORITY. Each of Coherent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Coherent and Merger Sub, and no further action is required on the part of Coherent or Merger Sub to authorize this Agreement and the transactions contemplated hereby. This Agreement and the Merger have been approved by the Board of Directors of Coherent and the Board of Directors of Merger Sub. This Agreement has been duly executed and delivered by Coherent and Merger Sub and constitutes the valid and binding obligations of Coherent and Merger Sub, enforceable in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.3 CONSENTS. Except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and the HSR Act thereby and (ii) the filing of the Merger Certificate with the Secretary of State of the State of California, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission ("GOVERNMENTAL ENTITY") or any third party, including a party to any agreement with Coherent (so as not to trigger any Conflict), is required by or with respect to Coherent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby.

         3.4 CONSIDERATION. At the Effective Time of the Merger, Coherent shall have available, sufficient cash to enable it to perform its obligations under this Agreement.

         3.5 NO CONFLICTS. The execution and delivery of this Agreement by Coherent does not, and, the consummation of the transactions contemplated hereby will not, (i) Conflict with any provision of the Certificate of Incorporation and Bylaws of Coherent, (ii) Conflict with any material mortgage, indenture, lease, instrument of indebtedness, security interest, contract or other agreement or instrument, permit, concession, franchise or license to which Coherent or any of its properties or assets are subject, (iii) Conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to

Coherent or its properties or assets, or (iv) cause the imposition of a security interest, or instrument, permit, concession, franchise or license to Coherent's properties or assets.

         3.6 SALES TAX. Coherent has collected and remitted all sales taxes, which are now or in the past have become due and payable, for products that were sold by Coherent pursuant to the Sales Agency, Development and License Agreement between Coherent and Palomar dated as of November 17, 1997.


                                   ARTICLE IV

                       CONDUCT PRIOR TO THE EFFECTIVE TIME

         4.1 CONDUCT OF BUSINESS OF STAR. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, each of Star and Palomar agree (except as expressly contemplated by this Agreement and to the extent that Coherent shall otherwise consent in writing and except for changes proximately caused by Coherent's acts or omissions), to carry on Star's business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and Taxes of Star when due, consistent with past practices, to pay or perform other obligations when due, and, to the extent consistent with such business, use their commercially reasonable best efforts consistent with past practice and policies to preserve intact Star's present business organizations, keep available the services of Star's present officers and key employees and preserve Star's relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired Star's goodwill and ongoing businesses at the Effective Time. Star and Palomar shall promptly notify Coherent of any event or occurrence or emergency not in the ordinary course of business of Star and any material event involving Star. Except as expressly contemplated by this Agreement, and without limiting the generality of the foregoing, prior to the Effective Time Star shall not, without the prior written consent of Coherent:
(i) take any of the actions set forth in Section 2.11 hereof, (ii) permit or suffer any director, officer or employee of Star to do any of the actions set forth in Section 2.11 (other than negotiations with Coherent and its representatives regarding the transactions contemplated by this Agreement), or
(iii) take or agree in writing or otherwise to take any other action that would prevent Star from performing or cause Star not to perform its covenants hereunder.

         4.2      NO SOLICITATION.

                  (a) IMPERMISSIBLE ACTIONS; INJUNCTION; FIDUCIARY DUTIES. Until the earlier of the Effective Time or the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither Star nor Palomar shall (nor will Star nor Palomar permit any of their respective officers, directors, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Coherent and its designees: (i) solicit, encourage, initiate or participate in any negotiations or discussions with respect to any offer or proposal to acquire all, substantially all or a significant portion of Star's business, properties or technologies or any portion of Star Capital Stock (whether or not outstanding) or assets whether by merger, purchase of assets, tender offer or otherwise, or effect any such transaction, (ii) disclose any information to any person concerning Star's business, technologies or properties or afford to any person or entity access to its properties, technologies, books or records in each case in connection with an Acquisition Proposal (as defined in Section 4.2(d)) or in connection with any inquiry regarding the making of an Acquisition Proposal, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of Star Capital Stock or assets, (iv) enter into any agreement with any person providing for the acquisition of all or any portion of Star Capital Stock or assets, or (v) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Star (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any portion of Star Capital Stock or Star's assets (whether by way of merger, purchase of assets, tender offer or otherwise). The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Coherent shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Coherent may be entitled at law or in equity. Notwithstanding the foregoing provisions (except for the notice provisions set forth in subsection (c) below), if at any time prior to the Effective Time, the Board of Directors of Palomar (the "PALOMAR BOARD") and the Star Board determine in good faith after consultation with non-employee legal counsel and non-employee financial advisors, that failure to take action set forth in (i), (ii), (iii), (iv) or (v) above would result in a breach of such Board's fiduciary duties to the stockholders of the applicable entity, under applicable law, Star, in response to an Acquisition Proposal that (I) was unsolicited or that did not otherwise result from a breach of this Section 4.2, and subject to compliance with Section 4.2(c) hereof, and (II) constitutes a Superior Proposal (as defined in Section 4.2(d) hereof), may (x) furnish non-public information with respect to Star to the person or entity who made such Acquisition Proposal pursuant to a customary and reasonable confidentiality agreement and (y) participate in negotiations regarding such Acquisition Proposal. In addition, Palomar, Star and the respective officers and directors of Palomar and Star (i) will not cause, allow, permit, encourage, induce, persuade or suffer any investment banker, financial advisor, attorney, accountant, consultant or other representative of Star or Palomar consulted by Star, Palomar or any representative thereof in connection with the transactions contemplated hereby to violate the restrictions set forth in this Section 4.2 and (ii) will take reasonable precautions to prevent any such person from violating the restrictions set forth in this Section 4.2.

                  (b) BOARD APPROVAL. Neither the Star Board, the Palomar Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Coherent, the approval or recommendation by the Star Board, the Palomar Board or such committee of this Agreement or the Merger unless there is a Superior Proposal outstanding, (ii) approve or recommend, or propose to approve or recommend, an Acquisition Proposal that is not a Superior

Proposal or (iii) cause Star or Palomar to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "ACQUISITION AGREEMENT") with respect to an Acquisition Proposal that is not a Superior Proposal, unless, in each case, the Star Board and the Palomar Board shall have determined in good faith, after consultation with non-employee legal counsel, that failure to do so would result in a breach of its fiduciary duties to the Star Shareholders or the Palomar Stockholders under applicable law.

                  (c) NOTICE. Star and/or Palomar shall promptly, but in any event within 48-hours, advise Coherent orally and in writing of any Acquisition Proposal or any inquiry regarding the making of an Acquisition Proposal including any request for information which Star and/or Palomar reasonably believes would lead to an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person or entity making such request, Acquisition Proposal or inquiry. Star and/or Palomar shall keep Coherent fully informed of the status and details, including amendments or proposed amendments, of any such request, Acquisition Proposal or inquiry.

                  (d) DEFINED TERMS. For purposes of this Agreement, "ACQUISITION PROPOSAL" means any proposal or offer from any person relating to any direct or indirect acquisition or purchase of 10% or more of the assets of Star taken as a whole (measured in terms of Net Book Value) or 10% or more of any class of outstanding equity securities of Star taken as a whole, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of Star or any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving Star, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "SUPERIOR PROPOSAL" means any bona fide proposal made by a third party to acquire, directly or indirectly, 100% of the voting power of the Star Capital Stock or all or substantially all the assets of Star and otherwise on the terms which the Star Board and the Palomar Board determine in good faith (based on the written opinion of Tucker Anthony Incorporated or another non-employee financial advisor of similar standing (a copy of which written financial opinion shall be provided to Coherent)) to be more favorable to the Star Shareholders than the Merger and for which financing, to the extent required by the terms of such proposal, is then committed or which, in the good faith judgment of the Star Board and the Palomar Board, is reasonably capable of being obtained by such third party.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         5.1 STAR SHAREHOLDER APPROVAL. Star shall promptly submit this Agreement and the transactions contemplated hereby to the Star Shareholders for approval and adoption as provided by California Law, its Articles of Incorporation and Bylaws. Star and Palomar shall use their respective best efforts to obtain the consent of the Star Shareholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as soon as possible. The materials submitted to the Star

Shareholders shall have been subject to review and approval, which approval shall not be unreasonably withheld, by Coherent and include information regarding Star, Palomar, the terms of the Merger and this Agreement and the unanimous recommendation of both the Star Board and the Palomar Board in favor of the Merger and this Agreement. Palomar agrees that it shall vote in favor of the Merger upon approval by the Palomar Stockholders.

         5.2 PALOMAR STOCKHOLDER APPROVAL. Palomar shall promptly submit this Agreement and the transactions contemplated hereby to the Palomar Stockholders for approval and adoption as provided by Delaware law, its Certificate of Incorporation and Bylaws. Palomar shall use its best efforts to obtain the consent of the Palomar Stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as soon as possible. The materials submitted to the Palomar Stockholders shall have been subject to review by Coherent and shall incorporate the revisions requested by Coherent, subject to Palomar's right to reasonably exclude any of such revisions if Palomar believes such revisions are contrary to the best interests of Palomar, and shall include information regarding Star, Palomar, the terms of the Merger and this Agreement and the unanimous recommendation of both the Star Board and the Palomar Board in favor of the Merger and this Agreement.

         5.3 ACCESS TO INFORMATION. Star and Palomar shall afford Coherent and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of Star's properties, books, contracts, commitments and records, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of Star as Coherent may reasonably request and (c) all key employees of Star as identified by Coherent or Star. Star and Palomar agree to provide to Coherent and its accountants, counsel and other representatives copies of internal financial statements (including returns and supporting documentation) promptly upon request. Coherent shall provide Star and Palomar with copies of such publicly available information about Coherent as Star and Palomar may reasonably request. Upon request, Coherent shall provide Palomar with such information concerning the business, properties and personnel of Coherent as Palomar may be reasonably required to provide to the Palomar Stockholders in connection with the submission of this Agreement and the transactions contemplated hereby to the Palomar Stockholders for their approval. After the Closing Date, Coherent shall also provide Palomar, upon request, with such information concerning the business, properties and personnel of Coherent and the Surviving Corporation as Palomar may be reasonably required to disclose pursuant to federal and state securities laws. No information or knowledge obtained in any investigation pursuant to this Section 5.3 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

         5.4      EXPENSES.

                  (a) GENERAL. Except as set forth in this Section 5.4, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; PROVIDED, HOWEVER, all accrued and unpaid expenses of Star will be reflected on the Closing Balance Sheet of Star.

                  (b)      BREAK-UP FEES.

                           (i) If (x) the Star Board or the Palomar Board shall
have withheld, withdrawn or modified in a manner adverse to Coherent its recommendation in favor of adoption and approval of this Agreement and approval of the Merger, or (y) the Star Board or the Palomar Board recommends a Superior Proposal to the Star Shareholders or the Palomar Stockholders, Palomar shall pay to Coherent an amount equal to $2,000,000 within ten business days following the earlier to occur of (A) the termination of this Agreement pursuant to Section 8.1(b) herein, or (B) a Negative Vote (as defined in Section 5.4(b)(ii) hereof);

                           (ii) If no payment shall be required pursuant to
Section 5.4(b)(i) herein, and if (x) the vote of the Star Shareholders or the Palomar Stockholders approving and adopting this Agreement approving the Merger shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of Star Shareholders or Palomar Stockholders duly convened therefor or at any adjournment thereof (a "NEGATIVE VOTE") and (y) prior to such Negative Vote there shall have occurred an Acquisition Proposal with respect to Star which shall have been publicly disclosed and not withdrawn (a "COMPETING PROPOSAL") and (z) within 12 months following such Negative Vote, Star or Palomar enter into a definitive agreement with respect to an Acquisition Proposal with the party (or any affiliate of the party) that made the Competing Proposal or an Acquisition Proposal with such party (or any such affiliate) shall have been consummated, then Palomar shall pay to Coherent an amount equal to $1,500,000 within one business day following the closing of a Competing Proposal; and

                  (c) DAMAGES. Payment of the fees described in Sections 5.4(b) hereof shall not be in lieu of damages incurred in the event of breach of this Agreement.

         5.5 PUBLIC DISCLOSURE. Unless otherwise required by law, prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Coherent and Palomar prior to release, provided that such approval shall not be unreasonably withheld. Notwithstanding anything to the contrary in the foregoing sentence, the parties hereto agree to release a joint press release in form and substance acceptable to Coherent, Palomar and Star following the execution of this Agreement disclosing the subject matter of this Agreement.

         5.6 CONSENTS. Star and Palomar shall use their respective commercially reasonable efforts to obtain the consents, waivers, assignments and approvals under any of the Material Contracts as may be required in connection with the Merger (all of such consents, waivers and approvals are set forth in the Disclosure Schedule) so as to preserve all rights of and benefits to Star thereunder.

         5.7 FIRPTA COMPLIANCE. On the Closing Date, Star shall deliver to Coherent a properly executed statement in a form reasonably acceptable to Coherent for purposes of satisfying Coherent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

         5.8 REASONABLE EFFORTS. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Coherent shall not be required to agree to any divestiture by Coherent or Star or any of Coherent's Subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Coherent or its Subsidiaries or affiliates or of Star, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

         5.9 NOTIFICATION OF CERTAIN MATTERS. Coherent, Palomar and Star each agree to promptly give notice to the other parties of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of any party, contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any failure of Coherent, Palomar or Star, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by Star or Palomar pursuant to this Section 5.9 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant. In addition, no disclosure by Coherent pursuant to this Section 5.9 shall be deemed to amend or supplement the Coherent Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

         5.10 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

         5.11 DELETED.

         5.12 EMPLOYEE COMPENSATION. Each employee of Star who remains an employee of Coherent after the Effective Time shall be eligible to receive salary and benefits (such as medical benefits, 401(k)) consistent with Coherent's standard human resource benefits and policies.

         5.13 HSR FILING. Coherent, Merger Sub, Star and Palomar shall each use all commercially reasonable efforts to prepare and file a HSR Act pre-Merger notification as promptly as possible after executing the Agreement and shall use all commercially reasonable efforts to obtain early termination of the applicable waiting period.

         5.14 PALOMAR NON-COMPETITION. For the period commencing with the Closing Date and ending twenty-four months later (the "PALOMAR RESTRICTED PERIOD"), Palomar agrees that (i) it shall not engage in the Palomar Restricted Business (as defined herein); (ii) it shall cause its Subsidiaries and affiliates not to, individually or jointly with others, whether for their own account or for that of any other person or entity, engage in Palomar Restricted Business; and (iii) it shall not own or hold any debt interest in, or control or otherwise participate in, or act as a partner or principal of any person or entity that engages in, Palomar Restricted Business (except for ownership of one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 of the Securities Exchange Act of 1934, as amended). For purposes of this Agreement, "PALOMAR RESTRICTED BUSINESS" shall mean the commercial manufacture, marketing or sale of Restricted Semiconductor Laser Devices. For the purposes of this Agreement, "RESTRICTED SEMICONDUCTOR LASER DEVICES" shall mean any semiconductor laser device (and any system that incorporates such devices) that operate in a continuous wave mode or in quasi continuous wave mode that deliver more than 5 joules in any 50 millisecond period. No entity that succeeds to rights and obligations of Palomar or its Subsidiaries hereunder as a result of a merger with, or an acquisition of, Palomar or such Subsidiaries or otherwise (a "SUCCESSOR"), shall be bound by the provisions of this Section 5.14 so long as the business of such Successor and the business of Palomar are "held separate." As used in the foregoing sentence, the business of Palomar or its Subsidiaries or affiliates is "HELD SEPARATE" from the business of a Successor if (i) such Successor is not provided with, and otherwise has no access to, the confidential information of Palomar or its Subsidiaries or affiliates relating to the Palomar Restricted Business; (ii) no director, officer or employee of Palomar or its Subsidiaries or affiliates controls or directs the activities of such Successor relating to the Palomar Restricted Business; and (iii) such Successor receives no, and has not received any, license or transfer of any intellectual property right of Palomar or its Subsidiaries or affiliates relating to the Palomar Restricted Business.

         5.15 COHERENT NON-COMPETITION. For the period commencing with the Closing Date and ending twenty-four months later (the "COHERENT RESTRICTED PERIOD"), Coherent agrees that it shall not, and it shall cause its Subsidiaries and affiliates not to, individually or jointly with others, whether for their own account or for that of any other person or entity, engage in, or own or hold any equity or debt interest in, or control or otherwise participate in, or act as a partner or principal or any person or entity that engages in, the manufacture, marketing or sale of ruby-powered lasers for hair removal anywhere in the world; PROVIDED, HOWEVER that the foregoing shall not prevent Coherent from marketing or selling ruby lasers manufactured by Palomar or from owning one percent (1%) or less of any entity whose securities have been registered under the Securities Act of 1933, as amended, or Section 12 if the Securities Exchange Act of 1934, as amended.

         5.16 COHERENT SALES OF LIGHTSHEER DIODE LASERS. Within ten (10) days following the Closing Date, Coherent agrees to pay Palomar an amount equal to the LightSheer Margin (as hereinafter defined) for LightSheer units that were
(i) manufactured by Star prior to the Closing pursuant to Coherent's sales forecast dated November 20, 1998 for the period commencing on the date hereof and ending on the Closing Date (appropriately pro-rated) and (ii) not sold by Coherent prior to the Closing. "LIGHTSHEER MARGIN" shall mean the amount that Palomar would have received on account of such sales if they were made prior to the Closing Date pursuant to the Sales Agency, License and Development Agreement between Palomar and Coherent dated November 17, 1997 (assuming that such sales would have been made at the average sales price for all sales of LightSheer units by Coherent), less the inventory carrying value of such units reflected on the Closing Balance Sheet.

         5.17 PALOMAR AND STAR NON-SOLICIT. Should this Agreement terminate prior to the Closing Date (the "TERMINATION DATE"), during the period beginning on the Termination Date and ending on the second anniversary of the Termination Date, neither Palomar, Star nor any of their respective affiliates or Subsidiaries shall solicit to hire or solicit to employ any employee of Coherent or induce or endeavor to induce any employee of Coherent to leave his or her employment, other than as part of a general solicitation of employees not directed specifically to employees of Coherent.

         5.18 COHERENT NON-SOLICIT. During the period beginning on the Termination Date and ending on the second anniversary of the Termination Date, neither Coherent nor any of its affiliates or Subsidiaries shall solicit to hire or solicit to employ any employee of Star or Palomar or induce or endeavor to induce any employee of Star or Palomar to leave his or her employment, other than as part of a general solicitation of employees not directed specifically to employees of Star or Palomar.

         5.19     TAX MATTERS.

                  (a)      SECTION 338(H)(10) ELECTION.

                           (i) Palomar shall join with Coherent in making a
timely election under Section 338(h)(10) of the Code and any corresponding elections under state and local tax laws (collectively, the "ELECTION") with respect to the Acquisition of Star; PROVIDED, HOWEVER, that no election shall be made for California tax purposes unless otherwise agreed to by the parties and the parties shall take any steps required to elect out of Section 338(h)(10) for California tax purposes unless such agreement is reached. Coherent and Palomar shall, as promptly as practicable following the Closing Date, cooperate with each other to take all actions necessary and appropriate (including filing such forms, returns, elections, schedules and other documents as may be required) to effect and preserve a timely Election in accordance with Section 338(h)(10) of the Code or any successor provisions (and all corresponding state and local tax laws). Coherent and Palomar shall report the Acquisition pursuant to this Agreement consistent with the Election.

                           (ii) In connection with the Election, within 90 days
after Closing, Coherent shall provide to Palomar Schedule 5.19(a)(ii), which shall set forth the proposed allocation (the "ALLOCATION SCHEDULE") of that portion of the Merger Consideration paid in connection with the Merger among the assets of Star. Such allocations shall be made in accordance with Section 338(h)(10) of the Code and any applicable Treasury Regulations, which allocation is set forth on Schedule 5.19(a)(ii).

                  (b)      RETURNS; INDEMNIFICATION; LIABILITY FOR TAXES.

                           (i) Notwithstanding any other provision of this
Agreement, Palomar shall prepare and file (or cause to be prepared and filed) on a timely basis all Tax Returns with respect to Star for all taxable periods ending on or before the Closing Date ("STAR TAX RETURNS") and shall pay, and shall indemnify and hold Coherent harmless against and from (i) all Taxes of Star for all taxable years or periods which end on or before the Closing Date;
(ii) all Taxes for all taxable years or periods of all members of any affiliated group of which Star is or has been a member prior to the Closing Date; and (iii) with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD") all Taxes of Star attributable to the portion of the Straddle Period prior to and including the Closing Date (the "PRE-CLOSING PERIOD"). For purposes of this Agreement, the portion of any Tax that is attributable to the Pre-Closing Period shall be (i) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre- Closing Period, and the denominator of which is the total number of days in such Straddle Period, and
(ii) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated on an annual basis (such as the deduction for depreciation or capital allowances) shall be apportioned on a per diem basis. For purposes hereof, all Taxes which are the subject of this Section 5.19 arising from the Merger, including Taxes resulting from the Election, shall be deemed to be Taxes attributable to the period ending on the Closing Date and shall be the responsibility of Palomar.

                           (ii) Coherent shall prepare and file (or cause to be
prepared and filed) on a timely basis all Tax Returns of Star relating to periods ending after the Closing Date and shall pay, and shall indemnify and hold Palomar harmless against and from (i) all Taxes of Star for any taxable year or period commencing after the Closing Date; and (ii) all Taxes of Star for any Straddle Period other than Taxes attributable to the Pre-Closing Period; PROVIDED, HOWEVER, that any Straddle Period Tax Return shall be prepared in accordance with applicable law and past practices consistently applied and Palomar shall have the opportunity to review and approve the Tax Returns for any Straddle Period prior to filing. To the extent the parties cannot reach agreement as to the proper treatment of any item on a Tax Return for a Straddle Period, the matter shall be referred to a mutually acceptable independent accounting firm for resolution.

                  (c)      COOPERATION; REFUNDS AND CREDITS.

                           (i) All refunds or credits of Taxes for or
attributable to taxable years or periods of Star ending on or before the Closing Date (or the Pre-Closing Period, in the case of a Straddle Period) shall be for the account of Palomar; all other refunds or credits of Taxes, for or attributable to Star shall be for the account of Coherent. Following the Closing, Coherent shall cause Star to forward to Palomar any such refunds or credits due Palomar pursuant to this section in the case of a refund, no later than 10 business days after receipt of such refund, and in the case of a credit, no later than 30 business days after the relevant taxing authority has paid such credit, and Palomar shall forward (or cause to be forwarded) to Coherent any refunds or credits due to Coherent pursuant to this section in the case of a refund, no later than 10 business days after receipt of such refund, and in the case of a credit, no later than 30 business days after the relevant taxing authority has paid such credit.

                           (ii) If an audit examination of any Tax Return of
Palomar or its subsidiaries for any taxable period ending on or before the Closing Date shall result (by settlement or otherwise) in any adjustment the effect of which is to increase deductions, losses or tax credits or decrease income, gains, premiums, revenues or recapture of tax credits ("CHANGES") reflected on a Tax Return of Coherent or Star for any taxable period ending after the Closing Date, Palomar will notify Coherent and provide it with all necessary information so that it can reflect on the appropriate Tax Return of Coherent any appropriate Changes. If as a result of such Changes, Coherent or its subsidiaries enjoy a net Tax benefit from an increase in deductions, losses or tax credits and/or a decrease in income, gains, premiums, revenues or recapture of tax credits ("COHERENT BENEFITS") for taxable periods ending after the Closing Date, Coherent shall pay to Palomar the amount of such Coherent Benefit, as and when such Coherent Benefits are realized by Coherent.

                           (iii) If an audit examination of any Tax Return of
Coherent or its subsidiaries for taxable periods ending after the Closing Date shall result (by settlement or otherwise) in any Change reflected on a Tax Return of Palomar or its subsidiaries for any taxable periods ending on or before the Closing Date, Coherent will notify Palomar and provide it with all necessary information so that Palomar can reflect any appropriate Changes on its Tax Return. If as a result of such Changes, Palomar or its subsidiaries enjoy a net Tax benefit from an increase in deductions, losses or tax credits and/or a decrease in the income, gains, premiums, revenues or recapture of tax credits ("PALOMAR BENEFITS") for taxable periods ending on or before the Closing Date, Palomar shall pay to Coherent the amount of such Palomar Benefits as and when such Palomar Benefits are realized by Palomar.

                  (d) CONDUCT OF AUDITS AND OTHER PROCEDURAL MATTERS. Coherent, Palomar and Star shall, at their own expense, control any audit or examination by any taxing authority, and have the right to initiate any claim for refund or amended return, and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment of Taxes ("PROCEEDINGS") for any taxable period for which that party is charged with payment or indemnification responsibility under this Agreement. Each of Coherent, Palomar and Star shall promptly forward to the other all written notifications and other written communications, including if available the original envelope showing any postmark, from any taxing authority received by such party or its affiliates relating to any liability for Taxes for any taxable period for which such other party or any of its affiliates is charged with payment or indemnification responsibility under this Agreement and each such indemnifying party shall promptly notify, and consult with, each indemnified party as to any action it proposes to take with respect to any liability for Taxes for which it is required to indemnify another party and shall not enter into any closing agreement or final settlement with any taxing authority with respect to any such liability without the written consent of the indemnified parties, which consent shall not be unreasonably withheld. In the case of any Proceedings relating to any Straddle Period, Coherent shall control such Proceedings and shall consult in good faith with Palomar as to the conduct of such Proceedings. Palomar shall reimburse Coherent for such portion of the costs, including legal costs, of conducting such Proceedings as is represented by the portion of the Tax with respect to such Straddle Period for which Palomar is liable pursuant to this Agreement. Each of Coherent, Palomar and Star shall, at the expense of the requesting party, execute or cause to be executed any powers of attorney or other documents reasonably requested by such requesting party to enable it to take any and all actions such party reasonably requests with respect to any Proceedings which the requesting party controls.

         5.20 PUBLIC OFFERING. Coherent agrees that, within one year of the Closing Date, it will not directly or indirectly initiate or participate in any negotiations or discussions with respect to a public offering of the Surviving Corporation's stock individually or as part of a larger offering that relates to a subsidiary of Coherent engaged in a business substantially similar to that of Star nor sell all or substantially all of the assets of the Surviving Corporation in one or more transactions.

         5.21 INDEMNIFICATION. Coherent and the Surviving Corporation agree that all rights to indemnification now existing in favor of the employees, agents, directors or officers of Star as provided in its charter or bylaws shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by applicable law, for a period not less than three years from the Closing Date with respect to matters occurring prior to the Closing Date.

         5.22 WARN ACT. Within 60 days of the Effective Time, Coherent will not take any action which triggers any notification requirements under the Worker Adjustment and Retraining Notification Act.

         5.23 SWISS FRANC DEBENTURE LITIGATION. Palomar agrees to indemnify Star and Coherent for any Losses (as defined in Section 7.3 of this Agreement) incurred by Star or Coherent arising from, related to, or as a result of any dispute or claims made with respect to Palomar's 4.5% Subordinated Convertible Debentures due 2003 denominated in Swiss Francs.

         5.24 NO AMENDMENT OF OPTO POWER AGREEMENT. Palomar and Star agree not to modify, amend or terminate the blanket purchase agreement dated April 8, 1997 with Opto Power Corporation without the prior written consent of Coherent.

         5.25 PREPARATION OF STAR FINANCIAL STATEMENTS. Palomar agrees that upon the request of Coherent prior to or following the Closing, Palomar will promptly provide Coherent with such financial information, schedules and audited financial statements of Star prepared by Star or Palomar prior to Closing as reasonably requested by Coherent in connection with Coherent's preparation of any reports or filings required under the Securities and Exchange Act of 1934, as amended.

         5.26 DELIVERY OF CLOSING BALANCE SHEET. Palomar shall deliver a balance sheet dated as of the Closing Date prepared by Star and audited by Palomar's auditors within 60 days of the Effective Time (the "CLOSING BALANCE SHEET"). Such Closing Balance Sheet shall fairly present, in all material respects, the financial condition of Star as of the Closing Date and shall be prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent with Palomar's and Star's past practices. Palomar shall immediately repay to Coherent that amount by which the Net Book Value of Star is less than $0.00 as reflected on the Closing Balance Sheet, and Coherent shall cause any Permitted Dividend reflected on the Closing Balance Sheet to be paid directly to Palomar. Any such amounts to be paid by Palomar to Coherent shall also include interest at 12% per annum for the period between the Closing and the date of such payment. At the Closing, Coherent shall cause any amounts borrowed by Palomar from Fleet Bank on behalf of Star to be paid directly to Fleet Bank, which amounts shall not exceed $10 million and which amounts shall be reflected on the Certificate provided by Palomar pursuant to Section 6.2(h) hereof. Palomar shall pay any amounts in addition to the amounts that are paid by Coherent that are required to be paid to Fleet Bank so that the Aggregate Bank Liabilities (as such term is defined in the Fleet Letter Agreement) will not exceed the Borrowing Base (as such term is defined in the Fleet Letter Agreement) without reference to any Receivables of Star (as such term is defined in the Fleet Letter Agreement). Any such amounts to paid by Coherent to Fleet Bank at the Closing will be included as outstanding debt of Star in calculating the Net Book Value.

         5.27 FLEET BANK RELEASE. Palomar shall use all commercially reasonable efforts to ensure that Fleet Bank releases any security interest or Liens that it has in the assets of Star at the Closing and shall comply with all reasonable requests made by Coherent or Fleet Bank in furtherance of obtaining such release(s).

                                   ARTICLE VI

                            CONDITIONS TO THE MERGER

         6.1 CONDITIONS TO OBLIGATIONS OF STAR AND PALOMAR. The obligations of Star and Palomar to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Palomar:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Coherent and Merger Sub in this Agreement shall be true and correct in all material respects (i) when made on the date hereof and (ii) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for the representations and warranties made as of a specific date which shall be true and current in all material respects as of such date, and each of Coherent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time, except for such breaches of representations and warranties as shall not have a Material Adverse Effect on Coherent.

                  (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

                  (c) CERTIFICATE OF COHERENT. Palomar shall have been provided with a certificate executed on behalf of Coherent by the Chief Executive Officer of Coherent to the effect that, as of the Effective Time:

                           (i) all representations and warranties made by
Coherent and Merger Sub in this Agreement are true and correct in all material respects (i) when made on the date hereof and (ii) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for the representations and warranties made as of a specific date which shall be true and current in all material respects as of such date; and

                           (ii) all covenants and obligations of this Agreement
to be performed by Coherent on or before such date have been so performed in all material respects.

                  (d) HSR. The applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

                  (e) LEGAL OPINION. Palomar shall have received a legal opinion from legal counsel to Coherent, in the form attached hereto as EXHIBIT D.

                  (f) ESCROW. Coherent and Merger Sub shall have entered into the Escrow Agreement.

                  (g) PATENT LICENSE AGREEMENT. Palomar and Coherent shall have executed the Patent License Agreement attached hereto as EXHIBIT E (the "PATENT LICENSE AGREEMENT").

         6.2 CONDITIONS TO THE OBLIGATIONS OF COHERENT AND MERGER SUB. The obligations of Coherent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by Coherent:

                  (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of Star and Palomar in this Agreement shall be true and correct in all material respects (i) when made on the date hereof and
(ii) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for the representations and warranties made as of a specific date which shall be true and current in all material respects as of such date, and each of Star and Palomar shall have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it as of the Effective Time, except for such breaches of representations and warranties (excluding breaches of the representations and warranties set forth in Sections 2.1(a), 2.2, 2.3, 2.4, 2.5(i), 2.8, 2.11(b), 2.11(e), 2.11(j)(i),
2.11(o), 2.11(p), 2.11(t)(ii), 2.11(v), 2.12(b), (iv) and (vi), 2.13, 2.15 (o),
2.16(a)(i), (iii) & (v), 2.16(b), 2.21, 2.27 and 2.28), as shall not have a
Material Adverse Effect on Star or Palomar.

                  (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or applicable to the Merger, which makes the consummation of the Merger illegal.

                  (c) DELETED.

                  (d) LEGAL OPINION. Coherent shall have received a legal opinion from legal counsel to Star and Palomar in the form attached hereto as EXHIBIT F.

                  (e) PALOMAR STOCKHOLDER APPROVAL. Palomar Stockholders holding a majority of Palomar's capital stock eligible to vote thereon shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby.

                  (f) STAR SHAREHOLDER APPROVAL. Star Shareholders holding at least fifty-one percent (51%) of Star's Capital Stock shall have approved this Agreement, the Merger and the transactions contemplated hereby and thereby and no more than 5% of the Star Capital Stock shall qualify as Dissenting Shares.

                  (g) STAR OPTION PLAN. The Star 1994 Option Plan shall have been terminated, so that no options exercisable for Star Capital Stock and no other rights to acquire Star Capital Stock shall be outstanding following the Closing.

                  (h) CERTIFICATE OF STAR AND PALOMAR. Coherent shall have been provided with a certificate executed on behalf of Palomar by its Chief Executive Officer and executed on behalf of Star by its Chief Executive Officer as of the Effective Time:

                           (i) to the effect that all representations and
warranties made by Star and Palomar in this Agreement are true and correct in all material respects (i) when made on the date hereof and (ii) on and as of the Effective Time as though such representations and warranties were made on and as of such time except for the representations and warranties made as of a specific date which shall be true and current in all material respects as of such date;

                           (ii) to the effect that all covenants and obligations
of this Agreement to be performed by Star or Palomar on or before such date have been so performed in all material respects; and

                           (iii) to the effect that the provisions set forth in
Sections 6.2 (c), (f), (g), (h) , (i) and (j) hereof have been satisfied.

                           (iv) setting forth the amount borrowed by Palomar
from Fleet Bank on behalf of Star, the amount borrowed by Palomar from Fleet Bank on its own behalf, the total amount borrowed by Palomar from Fleet Bank on behalf of both Palomar and Star (which amount shall not exceed $10 million) and the Aggregate Bank Liabilities, the Borrowing Base and the Receivables of Star (as such terms are defined in the Fleet Letter Agreement).

                  (i) HSR. The applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated.

                  (j) SHAREHOLDER CERTIFICATE. Each Star Shareholder shall have executed and delivered to Coherent a shareholder certificate representing, in the aggregate, all of the outstanding Star Capital Stock, a certificate exercising and terminating any rights to acquire Star Capital Stock or an affidavit and an indemnification agreement meeting the requirements of Section 1.8(c) of this Agreement.

                  (k) PATENT LICENSE AGREEMENT. Palomar and Coherent shall have executed the Patent License Agreement.

                  (l) ESCROW. Palomar, Star, Grove, Holtz and Mundinger shall have entered into the Escrow Agreement.

                  (m) INTELLECTUAL PROPERTY PROTECTION. At the Closing, Palomar and Star will provide Coherent with written notification of all actions that must be taken by Star within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, continuing, persevering or renewing any Star Registered Intellectual Property.

         6.3 FAILURE TO USE BEST EFFORTS. No party may rely on the failure of a condition in this Section 6 to be satisfied if such failure was caused, directly or indirectly, by such party's failure to use its reasonable best efforts to satisfy such condition and consummate the Merger and the other transactions contemplated by this Agreement.

                                   ARTICLE VII

               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of Star's and Palomar's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger and continue until 11:59 p.m., California time, on the date which is one year following the Closing Date except as provided in Section 7.1 to the Disclosure Schedule. The Closing shall not be deemed a waiver of any breach by Palomar or Star of any of Star's or Palomar's representations and warranties.

         7.2 ESCROW FUND. As security for the indemnity provided for in Section
7.3 of this Agreement, the Star Shareholders listed on Schedule 7.2 hereto will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Amount, with each such Star Shareholder deemed to have contributed the amount set forth opposite such Star Shareholder's name on
Schedule 7.2, and the Escrow Amount shall be deposited in the name of the Escrow Agent in the Escrow Fund (as defined below). At or promptly following the Effective Time, the Escrow Amount, without any act of any Star Shareholder, will be deposited with Bank of America (or other institution acceptable to Coherent and Palomar) as Escrow Agent (the "ESCROW AGENT"), such deposits to constitute an escrow fund (the "ESCROW FUND") to be governed by the terms set forth herein and in the Escrow Agreement. The portion of the Escrow Amount deemed to be contributed on behalf of each Star Shareholder shall be its Pro Rata Portion (as defined herein) of the Escrow Amount. "PRO RATA PORTION" shall mean, with respect to each Star Shareholder listed on Schedule 7.2, the amount determined at the Effective Time equal to the quotient obtained by dividing (x) the amount deemed to be contributed by each such Star Shareholder to the Escrow Fund as set forth on Schedule 7.2, by (y) the Escrow Amount.

         7.3      INDEMNIFICATION.

                  (a) Star and Palomar jointly and severally indemnify and hold Coherent, the Surviving Corporation and their officers, directors, affiliates, lenders, successors and assigns (the

"INDEMNITEES") harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including without limitation reasonable attorneys' and experts' fees and expenses of investigation and defense (hereinafter individually a "LOSS" and collectively "LOSSES") incurred by Coherent, the Surviving Corporation or any other Indemnitee directly or indirectly as a result of or in connection with (i) any inaccuracy or breach of a representation or warranty of Star and/or Palomar contained in this Agreement, or (ii) any failure by Star or Palomar to perform or comply with any covenant or other agreement or obligation contained in this Agreement or any agreement attached hereto as an exhibit or entered into in connection with the Merger, including, but not limited to, covenants set forth in Section 5.19 related to tax matters. The Escrow Fund shall be available to compensate the Indemnitees for any Loss. The Indemnitees shall not be entitled to receive any indemnification unless and until Losses as identified in Officer's Certificates (as defined in the Escrow Agreement), the aggregate amount of which exceeds $500,000, have been delivered to the Escrow Agent as provided in the Escrow Agreement within the time periods set forth in Section 7.1, in such case the Indemnitees may (subject to the next sentence) recover all of their Losses in excess of $500,000. Coherent's sole remedy for any Loss shall be the indemnification set forth in this Article VII, and Palomar's indemnification liability for Losses shall not exceed 25% of the Merger Consideration; PROVIDED, HOWEVER, that nothing herein shall limit Palomar's liability for a claim by an Indemnitee for fraud, intentional misrepresentation or gross negligence by Palomar (or Star prior to the Effective Time). Palomar shall not have any right of contribution from Star with respect to any Loss claimed by the Indemnitees after the Closing. The foregoing limitations shall not apply to limit Palomar's indemnification obligation for (A) Taxes required to be paid by Palomar (or Losses attributable to the failure of Palomar to perform any covenants required to be performed by Palomar) pursuant to Section 5.19 of this Agreement, (B) Losses attributable to the breach of any representation or warranty contained in
Section 2.12 or (C) Palomar's obligations to repay that amount by which the Net Book Value of Star is less than $0.00 as reflected on the Closing Balance Sheet, and such indemnity shall not be limited by the Escrow Amount. Any claim for indemnification shall be waived if not made in writing prior to the end of the survival period for the relevant representation warranty.

                  (b) For purposes of this Section 7.3, the amount of any Loss hereunder shall be calculated after taking into account any net tax benefit actually realized by the Indemnitee as a result of the circumstances giving rise to the indemnifiable event (and after taking into account the tax detriment attributable to the receipt of any indemnity hereunder).

         7.4      PROCEDURES WITH RESPECT TO THIRD-PARTY CLAIMS.

                  (a) In the event Coherent becomes aware of a third-party claim which Coherent reasonably believes may result in an indemnification, Coherent shall promptly notify the Shareholder Representative of such claim. The Shareholder Representative (as defined in the Escrow Agreement) shall be entitled, if the Shareholder Representative so elects by written notice within 20 days of being notified by Coherent of such claim, to assume the defense thereof with counsel satisfactory to Coherent. Notwithstanding the foregoing,
(i) Coherent shall also have the right to employ its own counsel in any such case, but the fees and expense of such counsel shall be at the expense of Coherent unless Coherent or its affiliates shall reasonably determine that there is a conflict of interest between the Indemnitees and Star Shareholders with respect to such claim, in which case the fees and expenses of such counsel will be paid out of the Escrow Fund as additional Losses, (ii) Coherent shall have no obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing (provided that Coherent may not collect any sum from the Escrow Fund without giving notice to the Shareholder Representative), and (iii) the rights of the Indemnitees to be indemnified hereunder in respect of Losses resulting from the assertion of liability by third parties shall not be adversely affected by the failure to promptly give notice pursuant to the foregoing unless, and, if so, only to the extent, that Palomar and the Star Shareholders are materially prejudiced by the delay in giving such notice. With respect to any assertion of liability by a third party that may result in a Loss, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                  (b) In the event that the Shareholder Representative, within 20 days after receipt of the aforesaid notice of a claim, fails to assume the defense of the Indemnitees against such claim, Coherent or its affiliates shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of the Star Shareholders.

                  (c) Notwithstanding anything in this Section 7.4 to the contrary, if there is a reasonable probability that a claim may materially adversely affect the Indemnitees, Coherent, or its affiliates shall have the right to participate in such defense, compromise, or settlement and the Shareholder Representative shall not, without Coherent's written consent (which consent shall not be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitees a release from all liability in respect of such claim.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         8.1 TERMINATION. Except as provided in Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time:

                  (a) by mutual consent of Palomar, Star and Coherent;

                  (b) by Coherent, if the Star Board or Palomar Board recommends a Superior Proposal to the Star Shareholders or Palomar Stockholders, or if the Star Board or Palomar Board shall have withheld, withdrawn or modified in a manner adverse to Coherent its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

                  (c) by Coherent or Palomar if: (i) the Effective Time has not occurred by the date which is three (3) months from the date hereof; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal;

                  (d) by Coherent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Coherent's or Merger Sub's ownership or operation of any material portion of the business of Star or (ii) compel Coherent or Star to dispose of or hold separate all or a significant portion of the business or assets of Star or Coherent as a result of the Merger;

                  (e) by Coherent if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Star or Palomar which would be a failure of conditions set forth in
Section 6.2(a) and such breach has not been cured (i) within fifteen (15) calendar days after written notice to Palomar if such breach is capable of cure within 15 days or (ii) within a commercially reasonable time period after written notice to Palomar if such breach is not capable of cure within 15 days; PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured and that no cure period shall extend beyond the date which is three (3) months from the date hereof;

                  (f) by Palomar if neither it nor Star is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Coherent or Merger Sub which would be a failure of conditions set forth in Section 6.2(b) and such breach has not been cured within fifteen (15) calendar days after written notice to Coherent; PROVIDED, HOWEVER, that no cure period shall be required for a breach which by its nature cannot be cured and that no cure period shall extend beyond the date which is three (3) months from the date hereof; or

         Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

         8.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Coherent, Merger Sub, Palomar or Star, or their respective officers, directors or stockholders, provided that each party shall remain liable for breaches of this Agreement by such party prior to its termination; provided further that, in such event the provisions of Section 5.4, (Expenses), Section 5.5, (Public Disclosure), Section
5.17 (Palomar and Star Non-Solicit), Section 5.18, (Coherent Non-Solicit),
Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

         8.3 AMENDMENT. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto, provided that the written agreement of the Escrow Agent (as defined in the Escrow Agreement) and the Shareholder Representative (as defined in the Escrow Agreement) shall be required to Sections 7.2, 7.3 and 7.4.

         8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, Coherent and Merger Sub, on the one hand, and Star and Palomar, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               DISPUTE RESOLUTION

         9.1 NEGOTIATIONS BETWEEN SENIOR PARTY REPRESENTATIVES. The parties shall attempt in good faith to resolve any controversy, claim or dispute arising out of or relating to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity thereof, whether such claim existed prior to or arises on or after the date of this Agreement (a "DISPUTE"), promptly by negotiation between executives who have authority to settle the Dispute ("SENIOR PARTY REPRESENTATIVES").

         9.2      MEDIATION

                  (a) If the Dispute has not been resolved by negotiation between Senior Party Representatives within 30 days of when notice of the Dispute has been delivered by one party to another, the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 9.2 before resorting to arbitration, litigation or any other dispute resolution procedure.

                  (b) Unless the parties agree otherwise, the mediation shall be conducted in accordance with the Commercial Mediation Rules of the American Arbitration Association then in effect by a mediator who (i) has the qualifications and experience set forth in subsection (c) of this Section 9.2 and (ii) is selected as provided in subsection (d) of this Section 9.2.

                  (c) Unless the parties agree otherwise, the mediator shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least 15 years, specializing in either general commercial litigation or general corporate and commercial matters, and (ii) who has had both training and experience as a mediator or (iii) who is a retired judge.

                  (d) After the period set forth in Section 9.2(c) has elapsed, either party (the "INITIATING PARTY") may initiate mediation of the Dispute by giving the other party (the "RECIPIENT PARTY") written notice (a "MEDIATION NOTICE") setting forth a list of the names and resumes of qualifications and experience of three impartial persons who the Initiating Party believes would be qualified as a mediator pursuant to the provisions of subsection (c) of this
Section 9.2. Within 15 days after the delivery of the Mediation Notice, the Recipient Party shall give a counter-notice (the "COUNTER-NOTICE") to the Initiating Party in which the Recipient Party may designate a person to serve as the mediator from among the three persons listed by the Initialing Party in the Mediation Notice (in which event such designated person shall be the mediator). If none of the persons listed in the Mediation Notice is designated by the Recipient Party to serve as the mediator, the Counter-Notice should set forth a list of the names and resumes of three impartial persons who the Recipient Party believes would be qualified as a mediator pursuant to the provisions of subsection (c) of this Section 9.2. Within 10 days after the delivery of the Counter-Notice, the Initiating Party may designate a person to serve as the mediator from among the three persons listed by the Recipient Party in the Counter-Notice (in which event such designated person shall be the mediator). If the parties cannot agree on a mediator from the three impartial nominees submitted by each party, each party shall strike two names from the other party's list, and the mediator shall be selected by lot between the two remaining persons on both lists.

                  (e) Within 30 days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four hours, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative with full authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end, in which event then the Dispute shall be resolved as provided in Section 9.3 hereof.

                  (f) All conferences and discussions which occur in connection with the mediation conducted pursuant to this Agreement shall be deemed settlement discussions, and nothing said or disclosed, nor any document produced, which is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration or litigation.

                  (g) The costs of the mediation shall be shared equally between the parties.

                  (h) The mediation will take place in the county in which the Recipient Party is located, or any other place by agreement of the parties.

         9.3      LITIGATION; ARBITRATION

                  If the Dispute has not been resolved by negotiations by discussion or mediation as provided in Sections 9.1 and 9.2, then the parties may proceed by litigation, or, should they agree, by any other method of dispute resolution, including arbitration.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 NOTICES. Every notice, consent or other communication required or permitted to be given by any provision of the Agreement shall be in writing. Each such notice, shall be deemed to have been duly and properly given, served or made for all purposes on the date such notice is (a) delivered personally or
(b) sent by registered or certified mail, return receipt requested, postage and charges prepaid and addressed as follows:

                  (a)      if to Coherent or Merger Sub, to:

                           Coherent, Inc.
                           5100 Patrick Henry Drive
                           Santa Clara, California 95054
                           Attention:  Scott Miller, Vice President and General
                                       Counsel
                           Telephone No.:  (408) 764-4000
                           Facsimile No.:  (408) 970-9998

                           with a copy to:

                           Wilson Sonsini Goodrich & Rosati
                           Professional Corporation
                           650 Page Mill Road
                           Palo Alto, California 94304
                           Attention:  Judith Mayer O'Brien, Esq.
                           Telephone No.:  (415) 493-9300
                           Facsimile No.:  (415) 493-6811

                  (b)      if to Palomar or Star, to:

                           Palomar Medical Technologies, Inc.
                           45 Hartwell Avenue
                           Lexington, Massachusetts 02421
                           Attention: Chief Executive Officer and General
                                      Counsel

                           Telephone No.: (781) 676-7300
                           Facsimile No.: (781) 676-7330

                           with a copy to:

                           Foley, Hoag & Elliot LLP
                           One Post Office Square
                           Boston, Massachusetts 02109
                           Attention:  David A. Broadwin, Esq.
                           Telephone No.:  (617) 832-1000
                           Facsimile No.:  (617) 832-7000

                  (c)      if to Grove, Holtz or Mundinger, to:

                           Robert Grove
                           1249 Quarry Lane, Suite 100
                           Pleasanton, CA  94566
                           Telephone:   (952) 484-2140
                           Fax:

         10.2 INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         10.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. The Escrow Agent may execute the Escrow Agreement following the date hereof and prior to the Effective Time, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

         10.4 ENTIRE AGREEMENT; ASSIGNMENT. This Agreement, the Exhibits hereto, the Disclosure Schedule, and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, PROVIDED HOWEVER that the Confidentiality Agreement between Coherent and Star dated November 17, 1997 (the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect as it relates to the confidentiality and non-disclosure of Confidential Information (as defined in the Confidentiality Agreement) provided by the parties; (b) except as expressly provided herein are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise, except that Coherent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

         10.5 SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         10.6 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

         10.7 GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH DELAWARE LAW.

         10.8 RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                       SIGNATURE PAGE IMMEDIATELY FOLLOWS]

         The parties have caused this Agreement to be signed, all as of the day and year first written above.



COHERENT, INC.                              PALOMAR MEDICAL TECHNOLOGIES, INC.


By:                                         By:
   -------------------------------             ---------------------------------
Title:                                      Title:
      ----------------------------                ------------------------------


MEDICAL TECHNOLOGIES
ACQUISITION, INC.                           STAR MEDICAL TECHNOLOGIES, INC.


By:                                         By:
   -------------------------------             ---------------------------------
Title:                                      Title:
      ----------------------------                ------------------------------


----------------------------------
Robert E. Grove


----------------------------------
James Z. Holtz


----------------------------------
David C. Mundinger






                  [SIGNATURE PAGE TO REORGANIZATION AGREEMENT]